UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Black Knight, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

BLACK KNIGHT®

BLACK KNIGHT, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204

May 26, 2023

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Black Knight, Inc. The meeting will be held virtually on July 12, 2023 at 11:00 a.m., Eastern Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including who can vote, and the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the virtual annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

In 2022, we enhanced our ESG efforts and have shared information about these initiatives in detail in the ESG section of this Proxy Statement. To learn more about our efforts, please view our 2022 Sustainability Report, available on the Sustainability page of our website at www.blackknightinc.com/about/sustainability.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Joseph M. Nackashi
Chief Executive Officer

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Black Knight, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Shareholders of Black Knight, Inc. will be held via live webcast on July 12, 2023 at 11:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/BKI2023 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m. Eastern Time. Please note that there will not be a physical location for the 2023 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to ask questions. The meeting is being held in order to:

1.	Elect seven directors to serve until the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers (the Say-on-Pay Proposal);

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set May 19, 2023 as the record date for the meeting. This means that owners of Black Knight, Inc. common stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the annual meeting virtually, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Colleen E. Haley

Corporate Secretary

Jacksonville, FL

May 26, 2023

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND MAIL IT PROMPTLY IN AN ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 12, 2023: The Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

i	Black Knight, Inc.

2	General Information About the Company

4	General Information About the Virtual Annual Meeting

9	Corporate Governance and Related Matters

24	Certain Information About Our Directors

31	Proposal No. 1: Election of Directors

32	Certain Information About Our Executive Officers

33	Compensation Discussion and Analysis and Executive and Director Compensation

58	Executive Compensation

82	Proposal No. 2: Advisory Vote on Executive Compensation

84	Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

86	Security Ownership of Certain Beneficial Owners

88	Certain Relationships and Related Person Transactions

91	Shareholder Proposals and Nominations

92	Other Matters

92	Available Information

A-1	Appendix A – Non-GAAP Financial Measures

Black Knight, Inc.	ii

PROXY STATEMENT

The proxy is solicited by the board of directors of Black Knight, Inc. for use at the Annual Meeting of Shareholders to be held on July 12, 2023 at 11:00 a.m., Eastern Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/BKI2023.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about May 26, 2023 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

Forward-Looking Statements

This proxy statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and future performance, as well as ESG targets, goals, and commitments outlined in this proxy statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We expect that certain disclosures made in this proxy statement may be amended, updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

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GENERAL INFORMATION

ABOUT THE COMPANY

Black Knight is a premier provider of integrated, innovative, mission-critical, high-performance software solutions, data and analytics to the U.S. mortgage and real estate markets. Our mission is to transform the markets we serve by delivering innovative solutions that are integrated across the homeownership lifecycle and that result in realized efficiencies, reduced risk and new opportunities for our clients to help them achieve greater levels of success. All references in this proxy statement to Black Knight, the Company, we, us or our are to Black Knight, Inc. and our subsidiaries.

Innovation. Integration. Urgency.

Whether developing new solutions, integrating new and acquired solutions or responding to our client’s requests – we do everything with urgency. It is why we are a trusted partner and leading provider of software solutions, data and analytics to the mortgage and real estate markets.

We believe our clients leverage our robust, integrated solutions across the entire homeownership lifecycle to help retain existing customers, gain new customers, mitigate risk and operate more efficiently. Our clients rely on our proven, comprehensive and scalable solutions and our unwavering commitment to delivering exceptional client support to achieve their strategic goals and better serve their customers.

We have a focused strategy of continuous innovation across our business, which is supported by acquisitions, and even more importantly, the integration of those acquisitions and our innovations into our broader ecosystem. Our ability to effectively manage our business and maintain a strong client base allows us to continually invest in our business to meet ever-changing industry requirements.

Deep business and regulatory expertise along with a holistic view of the markets we serve allow us the privilege of being a trusted advisor to our clients, who range from the nation’s largest lenders and mortgage servicers to institutional portfolio managers and government entities, to individual real estate agents and mortgage brokers. Clients leverage our software ecosystem across a range of real estate and housing finance verticals through multiple digital channels, using our offerings to drive more business, reduce risk and deliver a best-in-class customer experience, all while operating more efficiently and cost-effectively.

We have long-standing relationships with our clients, a majority of whom enter into long-term contracts that include multiple, integrated products embedded into mission-critical processes. This speaks to the confidence our clients have in our solutions and our commitment to serve them. The contractual nature of our revenues and our client relationships make our revenues both highly visible and recurring in nature. Our scale and integrated ecosystem of solutions drive significant operating leverage and cross-sell opportunities, enabling our clients to continually benefit from new and greater operational efficiencies.

Black Knight, Inc.	2

2022 Highlights

Our Company had a solid year in 2022, despite a very challenging time for the markets we serve. A rapid rise in interest rates contributed to a dramatic decline in origination volumes causing operational challenges for our clients and prospects. The resulting heightened focus on expenses by clients and prospects as well as the proposed ICE Merger have elongated the sales cycle in the short term. Market conditions have also resulted in elevated originator consolidation and bankruptcies, resulting in associated client attrition. In the face of that challenging market backdrop, our team remained focused and continued to execute against our strategic initiatives to deliver profitable growth over the long term.

Our financial results for 2022 demonstrated our high recurring revenue business model and resilience in a challenging market environment. While the operating environment has created some near-term headwinds to our financial performance, we remain positive about our long-term growth opportunities and are committed to creating value for all of our stakeholders.

Our sales results for 2022 reflect the value that lenders, servicers and other market participants see in our solutions. To that end, we signed 13 new MSP® loan servicing system clients, 29 new Empower® loan origination system (LOS) clients or additional channels to existing clients, and 129 new Optimal BlueSM product, pricing and eligibility (PPE) engine clients. We also had continued success in cross-selling solutions to our existing clients.

Recognizing the strategic importance of our acquisition of Optimal Blue, we completed the acquisition of the minority interests of Optimal Blue that were previously held by Cannae Holdings, Inc. (Cannae) and Thomas H. Lee Partners, L.P. (THL) on February 15, 2022. The transaction had a positive impact on our 2022 Adjusted earnings per share (EPS) and simplified our organizational structure with Optimal Blue as a wholly-owned subsidiary of Black Knight.

Looking ahead to 2023, we will continue to act with focus and urgency to execute on our long-term strategic initiatives to drive growth by signing new clients, cross-selling to existing clients and delivering innovative solutions.

Merger with ICE

On May 4, 2022, we entered into a definitive agreement (the Original Merger Agreement) to be acquired by Intercontinental Exchange, Inc. (ICE) a leading global provider of data, technology, and market infrastructure, in a transaction valued at approximately $13.1 billion, or $85 per share, with consideration in the form of a mix of cash (80%) and stock (20%). On March 7, 2023, we entered into Amendment No. 1 to the Original Merger Agreement (which we refer to as the Amendment and, when referring to the Original Merger Agreement as amended by the Amendment, the Merger Agreement), which provides for, among other things, a reduction in the merger consideration, valuing Black Knight at $75.00 per share, or a market value of $11.7 billion, with consideration in the form of a mix of approximately $68.00 per share in cash and stock with an exchange ratio of 0.0682 based on ICE’s 10-day volume weighted average price as of March 3, 2023 of $102.62 (the ICE Merger). As under the Original Merger Agreement, Black Knight shareholders can elect to receive either cash or stock, subject to proration, with the value of the cash election and the stock election

3	Black Knight, Inc.

equalized based on an average of ICE’s 10-day volume weighted average prices for the period ended three trading days prior to closing. The ICE Merger is expected to close in the third or fourth quarter of 2023, subject to regulatory clearance and the satisfaction of customary closing conditions. The ICE Merger has been approved by the boards of directors of Black Knight and ICE and by the shareholders of Black Knight.

Completion of the ICE Merger is subject to the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act). On March 9, 2023, the United States Federal Trade Commission (the FTC) filed an administrative complaint challenging the ICE Merger under the HSR Act and authorized the filing of a complaint in federal district court to pursue a preliminary injunction to prevent the consummation of the ICE Merger pending an administrative trial, and ICE announced that ICE strongly disagrees with, and intends to vigorously oppose the FTC’s decision to challenge the ICE Merger. On April 10, 2023, the FTC filed a parallel complaint in federal court seeking injunctive relief. The FTC seeks to block ICE and Black Knight from completing the ICE Merger during the pendency of the administrative proceeding on the merits. On April 21, 2023, the United States District Court for the Northern District of California entered a temporary restraining order that prevents ICE and Black Knight from consummating the ICE Merger until 11:59 p.m. on the second business day after the Court rules on the FTC’s motion for a preliminary injunction, or a date set by the Court, whichever is later. On April 25, 2023, Black Knight filed its response to the FTC’s complaint generally denying the allegations and asserting several defenses. Black Knight also asserted a counterclaim against the FTC seeking declaratory and injunctive relief alleging violations of Black Knight's constitutional rights. There can be no assurance as to the outcome of litigation with the FTC or that this condition to the completion of the ICE Merger will be satisfied on a timely basis or at all.

GENERAL INFORMATION

ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on May 19, 2023, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Black Knight, Inc.	4

Who is entitled to vote?

All record holders of common stock as of the close of business on May 19, 2023 are entitled to vote. As of the close of business on that day, 156,761,471 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of common stock through a broker, bank or other holder of record, you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

What shares are covered by the proxy card?

The proxy card covers all shares of common stock held by you of record (i.e., shares registered in your name).

How do I vote?

You may vote using any of the following methods:

•	At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

•	By proxy. There are three ways to vote by proxy:

»	By mail, using the enclosed proxy card and return envelope;

»	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

»	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, our President and Chief Financial Officer, and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

5	Black Knight, Inc.

On what am I voting?

You will be asked to consider three proposals at the annual meeting:

•	Proposal No. 1 asks you to elect seven directors to serve until the 2024 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers (the Say-on-Pay Proposal).

•	Proposal No. 3 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year.

How does the board recommend that I vote on these proposals?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” Proposals 2 and 3.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in Black Knight’s certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes are not counted as a vote cast and will therefore have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at

Black Knight, Inc.	6

the meeting, in which case abstentions and broker non-votes have the effect of a vote against Proposal No. 2. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•	For Proposal No. 3 regarding the ratification of the appointment of KPMG LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, or NYSE, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 10 days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the SEC and the rules promulgated by NYSE thereunder.

We believe that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals No. 2 and 3, abstentions will have the effect of a vote against such proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of

7	Black Knight, Inc.

such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge toll free at 1.866.540.7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with the rules of the Securities and Exchange Commission, we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement and Annual Report on Form 10-K to shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

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How do I access the virtual annual meeting? Who may attend?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/BKI2023, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 11:00 a.m., Eastern Time, on July 12, 2023, and we encourage you to access the meeting prior to the start time.

Will I be able to ask questions during the virtual annual meeting?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/BKI2023. The Company will respond to as many appropriate questions during the annual meeting as time allows.

How can I request technical assistance during the virtual annual meeting?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE

AND RELATED MATTERS

2022 Shareholder Engagement

We are committed to hearing and responding to the views of our shareholders. In 2022, our officers met with investors on various occasions, both in group and one-on-one settings. The investors with whom we met in 2022 represented six of our top 15 shareholders, who collectively owned more than 27% of our shares as of December 31, 2022. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, ESG, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

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Corporate Governance Guidelines

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and establish a common set of expectations as to how the board of directors should perform its functions. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2023 without material change. A copy of our corporate governance guidelines is posted on the Investors page of our website which is located at www.BlackKnightInc.com.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our President and Chief Financial Officer and our principal accounting officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Investors page of our website at www.BlackKnightInc.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investors page of our website at www.BlackKnightInc.com.

Corporate Responsibility

Our ESG strategy reflects Black Knight’s belief that corporate responsibility drives long-term value for our business and our stakeholders. As we work to integrate ESG across our corporate strategy and behavior, the risk committee of our board of directors oversees our

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ESG program and initiatives, supported by executive management and key operational stakeholders. In 2022, we continued to focus on maintaining a diverse and engaged workforce, a strong cybersecurity program, continuing to evolve our sustainability policies and practices to help reduce our already limited environmental impact, and to foster diversity, equity and inclusion throughout our workforce.

As part of our efforts to think strategically about our approach to ESG, in October 2022, we asked various Black Knight stakeholder groups to participate in an ESG materiality assessment. We requested responses to the assessment from top investors, key customers and suppliers, and various community partners, as well as all of our employees. The assessment asked each respondent to rank 16 ESG topics in order of importance to Black Knight. The responses received from all stakeholder groups were aggregated, normalized, and analyzed, and we are using that information to provide a strategic lens to assist us in identifying, understanding and prioritizing the relative importance of specific ESG and sustainability topics to our organization as we move forward with our sustainability programs and initiatives.

Below are some other highlights from our ESG program and initiatives in 2022.

Human Capital

We maintain a consistent commitment to expanding diversity in our workforce and promoting a business culture that is representative of the unique values, opinions and needs of our employees and all of our stakeholders. Our Policy Statement on Diversity, Equity and Inclusion includes our commitment to ensuring that all employees feel welcome, respected and included at Black Knight. This policy statement applies not only to our interactions within our own organization, but also to our vendors and suppliers who interact with our employees. We publish racial and ethnic diversity statistics about our employee base in our annual Corporate Sustainability Report, a practice we began in 2020 and will continue going forward. Through a variety of programs sponsored by our executives and human resources team, we have increased diversity hires from 37% in 2021 to 41% in 2022.

Our Human and Labor Rights Policy Statement reflects our commitment to the principle that all of our employees should work in a respectful environment regardless of race, color, religion, gender, gender identity or expression, sex, sexual orientation, national origin, disability, age, veteran or military status or other categories protected by applicable law. We encourage our business partners and suppliers to adhere to the principles embodied in our Code of Business Conduct and Ethics and our Human and Labor Rights Policy Statement. This statement is overseen by the corporate governance and nominating committee of our board of directors.

The health and safety of our employees is always a top priority for Black Knight. Our Enterprise Business Continuity Office (EBCO) monitors and reports on events that can significantly impact our employees and/or our campus, such as the COVID-19 pandemic and hurricanes, and works with our leadership team to quickly update our protocols and safety measures in response to such events. The EBCO enables faster decision-making by our leadership team to keep our employees safe and engaged.

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We continued to prioritize employee health and safety during 2022, including providing comprehensive health and welfare benefits, providing access to mental and physical wellness support and engaging our employees through frequent Town Halls to connect, thank and encourage our employees.

The results of our 2022 Employee Engagement Survey reflect our efforts to support our employees and create a family-oriented culture. Of our U.S. employees who responded to the survey, 90% indicated they are proud to work for Black Knight and 96% said their managers treat them with respect. Employee sentiments reveal a strong culture that values diverse perspectives, with 88% of employees responding that diversity is valued at Black Knight.

Information Security and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on these systems continue to grow in frequency, complexity and sophistication.

Oversight of the strategies, processes, and procedures we put in place to protect our systems and data from outside threats starts at the top. Our board of directors includes several directors who have attended third-party director education courses on trends in cybersecurity, data and privacy. The risk committee of our board of directors receives quarterly reports from our Chief Risk Officer, Chief Information Security Officer, and Chief Compliance Officer on various topics including cyber and data security practices, risk assessments, emerging issues and trends, and any security incidents that may have occurred during the period, as well as strategic investments in cybersecurity including expenses for hardware, software, personnel, and consulting services. Our Corporate Secretary also reports on our progress and initiatives under our corporate sustainability program. The risk committee chairman reports on these matters to the board each quarter.

We have established policies related to data privacy and cybersecurity. We employ a broad and diversified set of risk monitoring and mitigation, disaster recovery, and business continuity management techniques and processes.

Our risk management framework is aligned to the Committee of Sponsoring Organizations of the Treadway Commission (COSO) integrated framework. Industry frameworks including FFIEC guidelines, (ISO/IEC) 27000, NIST SP 800-53, COBIT 5 and ITIL are leveraged to inform our policies and standards.

Internal audits, external audits and self-assessments are conducted on a regular basis to evaluate the effectiveness and maturity of the Enterprise Risk Management and Information Security Program. We also maintain errors and emissions coverage for cybersecurity incidents as part of our insurance program.

Our employees are one of our strongest assets in protecting client and company information and mitigating the risk of a cybersecurity threat. All employees are required to participate in annual compliance training that focuses on the applicable data privacy, security, legal and regulatory requirements needed to maintain the high level of security and risk standards at Black Knight. Employees also receive a monthly phishing email test, and those who fail are

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required to undergo additional training. Employees who are considered to be highly targeted or high-risk, based on job function, also receive periodic spear phishing tests, and those who fail receive additional training. Finally, the new hire onboarding process covers data risk, data security and data safety training.

The Environment

Black Knight is dedicated to acting as a steward of the environment, promoting environmental sustainability and ensuring that our employees understand that minimizing our impact on the environment while on campus is a part of their job at Black Knight.

We have adopted an Environmental Policy Statement that commits Black Knight to the continuous improvement and development of sustainability initiatives and a more efficient use of natural resources and energy. This statement has been reviewed and approved by senior management and the risk committee of our board of directors, which maintains oversight of Black Knight’s ESG risks, programs and initiatives.

This year, we undertook the following initiatives aligned with our commitments:

•	Reduced energy consumption – As a technology provider, we recognize that our greatest environmental impact is energy consumption and as such, we are constantly looking for ways to reduce our energy use. These efforts in 2022 included, but were not limited to:

»	Replacing aging and end-of-life equipment with energy-efficient alternatives, such as Energy Star®-compliant technology

»	Using an automated demand response system to reduce our energy usage during peak demand times

»	Using energy-efficient LED and compact fluorescent lamps (CFLs) on our corporate campuses

»	Utilizing automated occupancy lighting controls to activate only when lighting is required

»	Natural light harvesting to reduce energy demand in office spaces

•	Water conservation – While our facilities do not consume a significant amount of water or impact the water supplies around them, we continue to utilize the following mitigating measures to reduce water consumption:

»	Using faucet flow restrictors in all our breakrooms and restrooms at our owned facilities to reduce water consumption

»	Using soil-moisture managed irrigation on our corporate campus, and a no-concrete watering policy

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•	Waste management – We are committed to ensuring that waste generated in our operations is managed appropriately. The strategies we use towards this end include the proper disposal of waste and waste reduction. These include:

»	Providing centralized recycling bins with accompanying education notices

»	Ensuring hazardous waste is disposed of correctly

»	Centralized printing with default setting to double-sided printing to reduce paper usage

»	Limiting use of printers for work-from-home employees

»	Compostable food containers

»	Using an eStewards® certified end-of-life equipment disposal vendor

»	Outsourcing the disposal of our sensitive documents to a third-party vendor that is committed to shredding and recycling in an environmentally responsible manner

Improved Transparency

We view transparency and disclosure as the underpinning of our ESG strategy. We have included reference indexes aligned with SASB and TCFD in our 2022 Sustainability Report. We also completed the CDP Climate Change 2022 Questionnaire as a first-time respondent and we expect to complete the CDP Climate Change Questionnaire on an annual basis going forward.

For additional information on Black Knight’s environmental, social and governance efforts, please see our 2022 Corporate and Social Responsibility Report, our ESG policy statements, our Privacy Notice, and our Code of Business Conduct and Ethics, all of which are available on the Sustainability page of our website at www.BlackKnightInc.com/ About/Sustainability.

The Board

Our board is composed of Anthony M. Jabbour (Executive Chairman), Catherine L. Burke, Thomas M. Hagerty, David K. Hunt, Joseph M. Otting, Ganesh B. Rao, John D. Rood and Nancy L. Shanik. In February 2023, we announced that Thomas M. Hagerty would retire from our board when his term ends at our 2023 annual meeting of shareholders.

Our board met six times in 2022. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2022. Our non-management directors also met periodically in executive sessions without management. Our Lead Independent Director presides over each executive session of our independent directors. Thomas M. Hagerty currently serves as our Lead Independent Director. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2023 annual meeting. None of our directors attended our 2022 annual meeting.

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Majority Voting

Our board of directors has implemented “majority voting” in uncontested director elections. Pursuant to Section 3.1 of our bylaws, each director is elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. However, if as of 10 days in advance of the date we file our proxy statement with the SEC the number of director nominees exceeds the number of directors to be elected in such election (a contested election), the directors are elected by a plurality of the votes cast.

In an uncontested election of directors, any incumbent director who does not receive a majority of the votes cast will promptly tender his resignation to the board of directors. The board will decide, after considering the recommendation of the corporate governance and nominating committee, whether to accept or reject the tendered resignation, or whether other action should be taken. The director nominee in question will not participate in the recommendation or decision-making process. We will publicly disclose an explanation by the board of its decision within 90 days after we publish the election results. If the board determines to accept a director’s resignation, or if a director nominee who is not an incumbent director is not elected, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our bylaws.

Board Governance and Independence

Our nominating and corporate governance committee evaluates our relationships with each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our corporate governance guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NYSE.

During the first quarter of 2023, our board of directors determined that Catherine L. Burke, Thomas M. Hagerty, David K. Hunt, Joseph M. Otting, Ganesh B. Rao, John D. Rood and Nancy L. Shanik, or 88% of our board, are independent. The board of directors also determined that Messrs. Hagerty and Hunt are independent for purposes of service on our compensation committee.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from Black Knight. The board of directors determined that Anthony M. Jabbour is not independent because he is the Executive Chairman and an employee of Black Knight.

In considering the independence of our other directors, the board of directors considered the following factors:

•	Mr. Hagerty and Mr. Rao are each Managing Directors of Thomas H. Lee Partners, L.P. (THL). In February 2022, we purchased THL’s minority interest in Optimal Blue Holdco, LLC (Optimal Blue) for aggregate consideration of (y) $289 million in cash and (z) 14,550,544 shares of common stock of Dun & Bradstreet Holdings, Inc. (DNB) owned by Black Knight. For further discussion of our purchase of the minority interests in Optimal Blue, see “Certain Relationships and Related Transactions” on the next page.

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•	Prior to our purchase of the minority interests in Optimal Blue, we owned approximately 13% of the outstanding common stock of DNB. THL owned approximately 11% of DNB’s common stock, and Messrs. Hagerty and Rao each serve on the board of directors of DNB. We, THL and certain other investors in DNB are party to a letter agreement regarding voting pursuant to which the parties agreed to vote their shares in DNB as a group on all matters relating to the election of directors to the DNB board, including the election of Messrs. Hagerty and Rao, for a period of three years following DNB’s initial public offering. The letter agreement regarding voting automatically terminates on June 30, 2023.

Following consideration of these matters, the board of directors determined that these relationships were not of a nature that would impair Mr. Hagerty’s or Mr. Rao's independence.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a risk committee. The charter of each committee is available on the Investors page of our website at www.BlackKnightInc.com. Each committee reviews their charters annually.

Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are David K. Hunt (Chair), Catherine L. Burke and Thomas M. Hagerty. Following Mr. Hagerty’s retirement at our 2023 annual meeting, our board has determined that the corporate governance and nominating committee will be composed of Catherine L. Burke (Chair) and David K. Hunt. Our corporate governance and nominating committee met two times in 2022.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to:

•	Identify individuals qualified to become members of our board of directors (or to fill vacancies), consistent with the criteria approved by our board of directors, and to recommend to the board the nominees to stand for election as directors. In doing so, the committee considers characteristics of directors and director nominees with the goal of maintaining a mix of skills, background, gender diversity, ethnic diversity and tenure on the board to support and promote the Company’s strategic vision.

•	Make recommendations to our board of directors as to changes to the size of the board or any committee thereof.

•	Review the independence of each director in light of the independence criteria of NYSE and any other independence standards applicable to directors and submit a recommendation to our board of directors with respect to each director’s independence.

•	Make recommendations to the board regarding the composition of the board’s committees.

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•	Review and monitor the Company’s policies and initiatives addressing human capital matters, including diversity, equity and inclusion.

•	Develop, review annually and recommend to the board any revisions to the Company’s Corporate Governance Guidelines.

•	Oversee the evaluation of the performance of the board and its committees.

•	Review our overall corporate governance and report to the board on a regular basis, but not less than once per year, on committee findings, recommendations and any other matters that the committee deems appropriate or the board requests.

Audit Committee

The members of our audit committee are Joseph M. Otting (Chair), John D. Rood and Nancy L. Shanik. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and NYSE, and that each of Mr. Otting, Mr. Rood and Ms. Shanik is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met a total of eight times in 2022.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management;

•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

•	Providing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

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Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2022:

The primary function of the audit committee is oversight of (i) the quality and integrity of the Company’s consolidated financial statements and related disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm.

Our audit committee acts under a written charter, which the audit committee reviewed in February 2023 without material change. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below. Each of our audit committee members has been determined by the board of directors to be independent as defined by NYSE independence standards. In addition, our board of directors has determined that each of Mr. Otting, Mr. Rood and Ms. Shanik is an audit committee financial expert as defined by the rules of the SEC.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (KPMG), the independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Black Knight and its subsidiaries in conformity with generally accepted accounting principles, and that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. We also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and have discussed with KPMG their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and that KPMG be appointed independent registered public accounting firm for Black Knight for 2023.

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In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s annual consolidated financial statements. The independent registered public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion as to whether these consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles.

Management is also responsible for maintaining and assessing the effectiveness of its internal control over financial reporting, including providing Management’s Report on Internal Control over Financial Reporting. The independent registered public accounting firm is responsible for auditing these internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following directors:

AUDIT COMMITTEE

Joseph M. Otting (Chair)

John D. Rood

Nancy L. Shanik

Compensation Committee

The members of the compensation committee are Thomas M. Hagerty (Chair) and David K. Hunt, each of whom were deemed to be independent by the board, as required by NYSE. Following Mr. Hagerty’s retirement at our 2023 annual meeting, our board has determined that the compensation committee will be composed of David K. Hunt (Chair) and Catherine L. Burke. Our compensation committee met four times during 2022.

The functions of the compensation committee include the following:

•	Reviewing and approving the corporate goals and objectives relevant to compensation of the company’s CEO, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;

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•	Reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;

•	Overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;

•	Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	Authorizing and approving any employment or severance agreements and amendments with all designated Section 16 officers;

•	Reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;

•	Reviewing and approving the annual compensation risk assessment conducted by management and the Chief Executive Officer pay ratio for inclusion in our proxy statement or annual report on Form 10-K;

•	Preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

•	Considering the results of shareholder say-on-pay votes and recommending to our board of directors any change to the frequency of say-on-pay votes;

•	Reviewing and approving the form and amount of compensation of our board of directors’ non-management directors;

•	Evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•	Reporting to our board of directors;

•	Reviewing the adequacy of its charter on an annual basis; and

•	Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

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Risk Committee

The members of the risk committee are John D. Rood (Chair), David K. Hunt and Ganesh B. Rao, each of whom were determined by the board to be independent. Effective as of our 2023 annual meeting of shareholders, our risk committee will be composed of Mr. Rood, Mr. Rao and Ms. Shanik, who has been determined by our board to be independent. Our risk committee met four times in 2022.

The primary functions of the risk committee include providing oversight of our risk management and compliance efforts, as well as oversight of our material risks. Our risk committee’s functions include, among other things:

•	Oversight of our enterprise risk management program, including data privacy, information security and ESG risk;

•	Oversight of our compliance program; and

•	Oversight of the enterprise risk management and compliance functions.

Board Leadership Structure

On May 16, 2022, as part of our succession planning strategy, we executed on the following transitions among our executive team:

•	Anthony M. Jabbour transitioned from Chairman and Chief Executive Officer to Executive Chairman of our board. In his role as Executive Chairman, Mr. Jabbour focuses on the strategic direction of Black Knight, capital allocation and works with the executive leadership team to extend our track record of success.

•	Joseph M. Nackashi assumed the role of Chief Executive Officer. Mr. Nackashi had served as our President since 2017 and is a 37-year veteran of Black Knight and its predecessor companies. Over his career, he has developed strong and trusted relationships with our clients and leaders throughout the mortgage industry. Mr. Nackashi continues to work with Mr. Jabbour to lead Black Knight to act with urgency, treat each client like they are our only client, care for our employees, and deliver on our commitments to stakeholders.

•	Kirk T. Larsen assumed the role of President in addition to his role as our Chief Financial Officer. Mr. Larsen joined Black Knight as CFO in 2014 and led the company through our initial public offering in 2015. In his expanded role, Mr. Larsen has responsibility for the compliance, enterprise risk management, human resources, legal and marketing functions and works closely with Mr. Nackashi to achieve Black Knight’s strategic goals.

We believe this leadership structure is appropriate and allows our Executive Chairman, CEO and President to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company and stakeholders.

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In February 2020, our board appointed Thomas M. Hagerty, one of our independent directors, to serve as our Lead Independent Director. Following engagement and feedback from our shareholders, the board determined it to be useful and appropriate to designate a Lead Independent Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. Mr. Hagerty has extensive board governance experience and has a deep understanding of our business from serving on our board since 2014. Since commencing service as our Lead Independent Director, Mr. Hagerty has provided a clear and independent voice on the Board that appropriately balances our leadership structure.

Following Mr. Hagerty’s retirement at our 2023 annual meeting, our board has determined that Joseph M. Otting will serve as our Lead Independent Director. Mr. Otting has a strong leadership background and understanding of our clients and industry that he gained in various leadership roles with OneWest Bank, CIT Group and U.S. Bank. He also has a high level of understanding of the risks, regulatory environment, and other challenges facing our business and industry that he gained as Comptroller of the Currency.

The responsibilities of our Lead Independent Director include:

•	Call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	Review information sent to the board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the board to consider and information to be provided to the board;

•	Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	Serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	Be available to major shareholders for consultation and direct communication.

Board Role in Risk Oversight

The board of directors administers its risk oversight function directly and through committees. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees the performance of the independent auditor, our internal audit function and monitors compliance with legal and regulatory requirements.

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Our risk committee has the responsibility to assist our board of directors in overseeing our enterprise risk management framework, including ESG risk, and our comprehensive compliance program, and to review and approve our risk governance policies and procedures. At each regular meeting of the risk committee, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our Corporate Secretary reports to the risk committee our corporate sustainability programs and initiatives. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to our environmental, social and governance practices. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Black Knight. Each committee provides reports on its activities to the full board of directors.

Black Knight's commitment to corporate responsibility means integrating it throughout our business, including how we manage ESG topics. Our board and its committees oversee the execution of Black Knight’s ESG strategies and initiatives as an integrated part of our oversight of the overall strategy and risk management for the Company. Our management team is actively engaged on related topics including innovation of our software, data and analytics solutions and client, investor and other stakeholder expectations. In addition, our management team actively manages our approach to our corporate social responsibilities, public policy issues, human capital issues, environmental, health and safety matters, as well as the environmental impact of the Company’s operations, and will discuss these matters with the board and appropriate committees. The Corporate Responsibility section, beginning on page 10 and our 2022 Corporate and Social Responsibility Report available on the Investors page of our website at www.BlackKnightInc.com further outline our approach to these issues.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

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CERTAIN INFORMATION

ABOUT OUR DIRECTORS

Director Criteria, Qualifications and Experience and Process for Selecting Directors

Our board and the corporate governance and nominating committee is committed to including the best available candidates for nomination for election to our board based on merit. Our board and our corporate governance and nominating committee regularly evaluate our board’s composition with the goal of developing a board that will meet our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	Ability and willingness to commit adequate time to board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders. The corporate governance and nominating committee will evaluate candidates submitted by shareholders generally using the same criteria as that used for any other candidate. Nomination procedures for shareholders are described below under “Shareholder Proposals and Nominations.”

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Composition, Tenure, Recent Refreshment and Diversity

We believe that the current composition of our board includes directors who possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. Black Knight has undergone significant change in the eight years since FNF’s acquisition of LPS in January 2014. Our board includes four directors who have been on our board since 2014 and have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face. Having directors with a longevity of service and deep understanding of our business has been critical to our ability to smoothly and successfully navigate through this prolonged period of transition.

In recent years, our board has focused on refreshment and diversity. In furtherance of our commitment to having a board of directors and board committees that reflect diversity of background, skills, age, gender, nationality, race, ethnicity and sexual orientation, we added three new highly talented directors to our board during that time:

•	In December 2019, Nancy L. Shanik was elected as the first woman to serve on our board, and in February 2020, Ms. Shanik was appointed to serve on our audit committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert.

•	In June 2020, Joseph M. Otting was elected to our board, and in July 2020, Mr. Otting was appointed to serve as Chairman of our audit committee. Mr. Otting, who is the former Comptroller of the Currency, brings strong financial expertise, as well as significant industry and regulatory experience.

•	In October 2020, Catherine L. Burke was elected as the second woman to serve on our board and in February 2021, she was appointed to serve on our corporate governance and nominating committee. Ms. Burke diversifies the talent set on our board through her extensive leadership experience in marketing and communications strategy and execution.

Each of these directors possesses skills and qualifications that augment those of our other directors, is independent and has no prior relationships as directors or employees with any of the companies with which we have had relationships in the past, including FNF or DNB. For additional information about each of these directors, please see “Certain Information about our Directors.”

In 2023, we expect our board will focus on the execution of our strategy to drive growth by selling our products and solutions to new clients, cross-selling additional services to existing clients, innovating through the development of new solutions and further integration of our solution sets. Our board is also focused on the successful consummation of the ICE Merger.

Our board is committed to examining ways to continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part

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of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified individuals from minority groups as candidates for nomination as directors.

Proxy Access

Our bylaws include a “proxy access” procedure for shareholder director nominations. Pursuant to Section 3.1 of our bylaws, a shareholder, or a group of up to 20 shareholders, may include in our proxy materials director nominees constituting up to two individuals or 20% of our board, whichever is greater, provided that:

•	The nominating shareholder(s) own shares representing 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote in the election of directors;

•	The nominating shareholder(s) have owned that number of shares continuously for at least three years; and

•	The nominating shareholder(s) and their director nominee(s) otherwise satisfy the applicable requirements of Section 3.1 of the amended and restated bylaws.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. A shareholder who wishes to suggest a qualified candidate for director to the corporate governance and nominating committee but does not meet the requirements described above may do so by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals and Nominations” below.

Information About the Director Nominees and Continuing Directors

We continuously consider our governance profile and look for opportunities to improve our corporate governance. Following strong support from our shareholders at our 2019 annual meeting, our board approved an amendment to our certificate of incorporation to eliminate the classification of our board over a three-year period beginning at the 2020 annual meeting and provide for the annual election of all directors beginning at the 2022 annual meeting. Accordingly, each year all of our directors standing for election are nominated for one-year terms expiring our next annual meeting of shareholders.

We continuously consider our governance profile and look for opportunities to improve our corporate governance. This year, we are looking to ascertain the level of our shareholders’ support for a management proposal that our board of directors amend our bylaws to include proxy access rights for our shareholders.

Black Knight, Inc.	26

Director Skills and Experience

The matrix below lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS
Anthony M.
Knowledge, Skills	Jabbour	Catherine	Thomas M.	David K.	Joseph M.	Ganesh B.	John D.	Nancy L.
and Experience	(Exec. Chair)	L. Burke	Hagerty	Hunt	Otting	Rao	Rood	Shanik
Board of Directors Experience	●	●	●	●	●	●	●	●
Industry Experience	●				●			●
CEO/Business Head/ Leadership	●	●	●	●	●	●	●	●
Human Capital Management/Compensation	●	●	●	●	●	●	●	●
Finance/Capital Allocation	●	●	●	●	●	●	●	●
Financial Literacy	●	●	●	●	●	●	●	●
Regulatory	●			●	●		●	●
Mortgage/Banking	●		●		●	●	●	●
Risk Management	●	●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●
Technology/Information Security	●	●	●	●	●	●	●	●
Marketing/Sales	●	●	●	●	●	●
Demographics
Race/Ethnicity
African American
Asian/Pacific Islander						●
White/Caucasian	●	●	●	●	●		●	●
Hispanic/Latino
Native American
Gender
Male	●		●	●	●	●	●
Female		●						●
Board Tenure	5	3	9	9	3	9	9	4
Age	55	47	60	77	65	46	68	69

27	Black Knight, Inc.

Nominees for Director – Term Expiring 2024 (if elected)

Name	Position
Anthony M. Jabbour	Executive Chairman
Catherine L. Burke*	Member of the Corporate Governance and Nominating Committee
David K. Hunt*	Chairman of the Corporate Governance and Nominating Committee Member of the Compensation Committee Member of the Risk Committee
Joseph M. Otting*	Chairman of the Audit Committee
Ganesh B. Rao	Member of the Risk Committee
John D. Rood	Chairman of the Risk Committee Member of the Audit Committee
Nancy L. Shanik*	Member of the Audit Committee

*As previously announced, Thomas M. Hagerty will retire from our board of directors when his term ends at the 2023 annual meeting. Mr. Hagerty currently serves as our Lead Independent Director, Chairman of the compensation committee and member of the corporate governance and nominating committee. In order to balance our committees following Mr. Hagerty's retirement, the following changes to the composition of the compensation committee, the corporate governance and nominating committee, the risk committee and our Lead Independent Director will be effective as of the 2023 annual meeting:

•	The compensation committee will be composed of David K. Hunt (Chair) and Catherine L. Burke.

•	The corporate governance and nominating committee will be composed of Catherine L. Burke (Chair) and David K. Hunt.

•	The risk committee will be composted of John D. Rood (Chair), Ganesh B. Rao and Nancy L. Shanik.

•	Joseph M. Otting will serve as Lead Independent Director.

Anthony M. Jabbour has served as our Executive Chairman since June 2021 and as a director since April 2018. Mr. Jabbour served as our Chief Executive Officer from April 2018 until May 2022. Mr. Jabbour has served as the Chief Executive Officer and a director of DNB since February 2019. He also serves on the board of Paysafe Ltd. Prior to joining Black Knight, Mr. Jabbour served as Corporate Executive Vice President and Co-Chief Operating Officer of Fidelity National Information Services, Inc. (FIS) from December 2015 through December 2017.

Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. He served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery from the time he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships.

Mr. Jabbour’s qualifications to serve on the Black Knight board of directors include his extensive experience in leadership roles with financial services and technology companies, resulting in his deep knowledge of our business and industry, as well as his strong leadership abilities.

Catherine (Katie) L. Burke has served on the board of Black Knight since October 2020. Ms. Burke is Senior Advisor to DJE Holdings, a

Black Knight, Inc.	28

portfolio of companies and divisions that provide communications, marketing, public affairs, government affairs, data and analytics, and advisory services across a variety of sectors and geographies. She is also Founder and Principal of Fall Creek Advisors. Mrs. Burke first joined Edelman – a division of DJE Holdings – in 2008 and has served in a variety of roles at the firm including Chief Corporate Strategy Officer, President, Practices and Sectors, Global Chairman of Public Affairs and Global Chief of Staff. Between 2015 and 2018 Mrs. Burke served as Executive Vice President of Marketing and Communications at Nielsen Holdings, Inc. and founded and managed a communications firm, Katie Burke Communications, until she returned to Edelman in 2018. She also serves as a director of NCR Corporation.

Ms. Burke’s qualifications include her extensive experience and senior leadership roles in marketing, communications strategy and execution, and operations; her domestic and international experience in these areas; her financial literacy; and her independence.

David K. Hunt has served on the board of directors of Black Knight and its predecessors since April 2014. In addition, Mr. Hunt served as a director of FIS from June 2001 until May 2020 and served as a director of Lender Processing Services, Inc. (LPS) from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor.

Mr. Hunt’s qualifications to serve on our board of directors include his long familiarity with our business and industry that he acquired as a director of LPS and FIS, as well as Mr. Hunt’s prior service as chairman of LPS’ risk and compliance committee and his deep understanding of the regulatory environment and other challenges facing our industry.

Joseph M. Otting has served on the board of Black Knight since June 2020. Mr. Otting is the former Comptroller of the Currency, a position for which he was nominated in June 2017, confirmed by the U.S. Senate and sworn in during November 2017, and in which Mr. Otting served until May 29, 2020. Mr. Otting also served as Acting Director of the Federal Housing Finance Agency, which oversees the government-sponsored enterprises Freddie Mac and Fannie Mae, from January 2020 through April 2020. Mr. Otting served as President, Chief Executive Officer, and a director of OneWest Bank, N.A. from October 2010 until August 2015, at which time OneWest Bank was merged with CIT Group. Mr. Otting served as President of CIT Bank and Co- President of CIT Group from August 2015 to December 2015. Prior to joining OneWest Bank, Mr. Otting served in various roles at U.S. Bank, a subsidiary of U.S. Bancorp, including as one of eight Vice Chairmen and as the head of the Commercial Banking Group. Mr. Otting also serves as a director of Blockchain.com Inc.

Mr. Otting’s qualifications to serve on our board of directors include his strong understanding of the risks, regulatory environment, and other challenges facing our business and industry that he gained as Comptroller of the Currency, his understanding of our clients that he gained in various leadership roles with OneWest Bank, CIT Group and U.S. Bank, and his experience running a complex and highly regulated business organization.

Ganesh B. Rao has served on the board of Black Knight and its predecessors since January 2014. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department. Mr. Rao is currently a director of DNB and Ceridian HCM Holding, Inc. In his capacity as Managing Director of THL, Mr. Rao also serves on the boards of the following privately held companies: AbacusNext,

29	Black Knight, Inc.

AmeriLife Group, Auction.com, Carpe Data, Hexure, Hightower Advisors, Insurance Technologies Corporation, Nextech, Odessa and as a board observer of Guaranteed Rate. Mr. Rao is a former director of Comdata, MoneyGram International, Inc. and Nielsen Holdings N.V.

Mr. Rao’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

John D. Rood has served on the board of Black Knight and its predecessors since January 2014. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 40 years of experience in multifamily development and investment. Mr. Rood also serves on the boards of FNF and F&G Annuities & Life, Inc. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. In 1999, he was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where he serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019.

Mr. Rood’s qualifications to serve on our board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Nancy L. Shanik is a private investor and has served on our board since December 2019. Ms. Shanik served as Chief Risk Officer of Citizens Financial Group, Inc. from November 2010 until April 2016, where she oversaw the risk management organization within Citizens. Prior to joining Citizens, Ms. Shanik served as a Managing Director of Alvarez & Marsal, a professional services firm focused on turnaround management, corporate restructuring and operational performance improvement, from 2009 to 2010. Prior to that, Ms. Shanik spent 31 years with Citigroup Inc. where she was both a Managing Director and Senior Credit Officer and served as the Chief Credit Officer of Citigroup Inc.’s Global Commercial Markets business. Ms. Shanik also serves on the board of directors of RBC US Group Holdings, which owns the U.S. operations of the Royal Bank of Canada. She also serves on the board of directors of City National Bank, which is a subsidiary of the Royal Bank of Canada.

Ms. Shanik’s qualifications to serve on our board of directors include her strong background in the financial services industry and oversight of risk enterprise management for a complex and highly regulated business organization, resulting in her deep understanding of the risks, regulatory environment and other challenges facing our business and industry.

Black Knight, Inc.	30

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. The board determines the number of directors within these limits. Effective upon Thomas M. Hagerty’s retirement at our 2023 annual meeting of shareholders, the number of directors serving on our board shall be set at seven.

At this annual meeting, the persons listed below have been nominated to stand for election for a one-year term expiring in 2024 and the board believes that each of the following nominees will serve if elected as a director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

Anthony M. Jabbour

Catherine L. (Katie) Burke

David K. Hunt

Joseph M. Otting

Ganesh B. Rao

John D. Rood

Nancy L. Shanik

31	Black Knight, Inc.

CERTAIN INFORMATION ABOUT

OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Jabbour, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors – Information About the Director Nominees and Continuing Directors.”

Name	Position with Black Knight	Age
Anthony M. Jabbour	Executive Chairman	55
Joseph M. Nackashi	Chief Executive Officer	59
Kirk T. Larsen	President and Chief Financial Officer	52
Michael L. Gravelle	Executive Vice President and General Counsel	61

Joseph M. Nackashi has served as Chief Executive Officer since May 2022. He previously served as our President from July 2017 until May 2022. Mr. Nackashi served as President of our Servicing Software division from January 2014 until July 2017 and as our Chief Information Officer from January 2014 until June 2015. Mr. Nackashi previously served as Executive Vice President and Chief Information Officer of LPS from July 2008 until LPS was acquired by FNF in January 2014.

Kirk T. Larsen has served as our President since May 2022 and as our Chief Financial Officer since January 2014. From January 2014 to April 2015, Mr. Larsen also served as Executive Vice President and Chief Financial Officer of ServiceLink, LLC, a national provider of loan transaction services to the mortgage industry. Prior to joining Black Knight, Mr. Larsen served as the Corporate Executive Vice President, Finance and Treasurer of FIS from July 2013 until December 2013 and as Senior Vice President and Treasurer from October 2009 until July 2013.

Michael L. Gravelle has served as the Executive Vice President and General Counsel of Black Knight and its predecessors since January 2014 and served as Corporate Secretary of Black Knight from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle also served as General Counsel and Corporate Secretary of the following special purpose acquisition companies: Austerlitz Acquisition Corporation I (from December 2020 to January 2023), Austerlitz Acquisition Corporation II (from January 2021 to January 2023), Foley Trasimene Acquisition Corp. (from April 2020 to July 2021) and Foley Trasimene Acquisition Corp. II (from July 2020 to March 2021).

Black Knight, Inc.	32

COMPENSATION DISCUSSION AND
ANALYSIS AND EXECUTIVE AND

DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2022, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2022, our named executive officers were:

•	Anthony M. Jabbour, Executive Chairman

•	Joseph M. Nackashi, Chief Executive Officer

•	Kirk T. Larsen, President and Chief Financial Officer

•	Michael L. Gravelle, Executive Vice President and General Counsel

•	Michele M. Meyers, Chief Accounting Officer and Treasurer (until March 12, 2022)

Executive Leadership Transition

During 2022, the following executive leadership transitions occurred effective May 16, 2022:

•	Anthony M. Jabbour, our former Chief Executive Officer, transitioned from his role as CEO and assumed the role of Executive Chairman of our board of directors.

•	Joseph M. Nackashi, our former President, assumed the role of CEO.

•	Kirk T. Larsen, our Chief Financial Officer assumed the additional role of President.

Merger with ICE

As discussed above under "General Information about the Company – Merger with ICE," on May 4, 2022, we entered into a definitive agreement to be acquired by Intercontinental Exchange, Inc. (ICE) (the Merger Agreement) a leading global provider of data, technology, and market infrastructure, in a transaction valued at approximately $13.1 billion, or $85 per share, based on ICE’s 10-day volume weighted average price as of May 2, 2022 of $118.09, with consideration in the form of a mix of cash (80%) and stock (20%). On March 7, 2023, we entered into Amendment No. 1 to the Merger Agreement (the Amendment), which provides for, among other things, a reduction in the merger consideration to $75.00 per share, with consideration in the form of a mix of approximately $68.00 per share in cash and stock with

33	Black Knight, Inc.

an exchange ratio of 0.0682 based on ICE’s 10-day VWAP as of March 3, 2023 of $102.62 (the ICE Merger). In connection with the Amendment, ICE has also committed to litigate with the Federal Trade Commission, if necessary, to obtain approval of the ICE Merger. In connection with the ICE Merger and pursuant to the terms of the Merger Agreement, our compensation committee approved certain compensation decisions, including with respect to severance arrangements and compensation adjustments, as discussed further below.

Executive Summary

Our Company had a solid year in 2022, despite a very challenging time for the markets we serve. A rapid rise in interest rates caused operational challenges for our clients and prospects and a heightened focus on expenses by clients and prospects as well as the proposed ICE Merger have elongated the sales cycle in the short term. Market conditions have also resulted in elevated originator consolidation and bankruptcies, resulting in associated client attrition. In the face of that challenging market backdrop, our team remained focused and continued to execute against our strategic initiatives to deliver profitable growth over the long term.

Our financial results for 2022 demonstrated our high recurring revenue business model and resilience in a challenging market environment. While the operating environment has created some near-term headwinds to our financial performance, we remain positive about our long-term growth opportunities and are committed to creating value for all of our stakeholders.

Our sales results for 2022 reflect the value that lenders, servicers and other market participants see in our solutions. To that end, we signed 13 new MSP® loan servicing system clients, 29 new Empower® loan origination system (LOS) clients or additional channels to existing clients, and 129 new Optimal BlueSM product, pricing and eligibility (PPE) engine clients. We also had continued success in cross-selling solutions to our existing clients.

Recognizing the strategic importance of our acquisition of Optimal Blue, we completed the acquisition of the minority interests of Optimal Blue that were previously held by Cannae Holdings, Inc. (Cannae) and Thomas H. Lee Partners, L.P. (THL) on February 15, 2022. The transaction had a positive impact on our 2022 Adjusted earnings per share (EPS) and simplified our organizational structure with Optimal Blue as a wholly-owned subsidiary of Black Knight.

Looking ahead to 2023, we will continue to act with focus and urgency to execute on our long-term strategic initiatives to drive growth by signing new clients, cross-selling to existing clients and delivering innovative solutions.

Black Knight, Inc.	34

Financial Highlights

* In 2022, the effect of our investment in DNB was an increase in Net earnings attributable to Black Knight of $306.7 million, or $1.97 per diluted share, including a gain of $305.4 million, net of tax, or $1.96 per diluted share, recognized in the first quarter of 2022 as a result of the exchange of shares of DNB common stock as part of the consideration for acquiring the remaining 40% interest in Optimal Blue Holdco, LLC in February 2022, compared to an increase in Net earnings attributable to Black Knight of $2.6 million, or $0.02 per diluted share in 2021.

Adjusted revenues, Adjusted EBITDA, Adjusted net earnings and Adjusted EPS are non-GAAP financial measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures.

Our Compensation Programs are Driven by Our Business Objectives

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to our shareholders while our talent strategy supports a culture of growth, innovation, and performance.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to deliver strong results for our investors by winning new clients, cross-selling to existing clients, innovating with urgency and executing acquisitions to further enhance our offerings.

At the same time, our compensation committee believes it is important to discourage our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

35	Black Knight, Inc.

We believe that our executive compensation programs are structured in a manner to support our Company and to achieve our business objectives. For 2022, our executive compensation approach was designed with the following goals.

•	Sound Program Design. We designed our compensation programs to fit with our Company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in “—Compensation Best Practices.” Consequently, we aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

•	Pay-for-Performance. We designed our compensation programs so that a substantial majority of our executives’ compensation is tied to our performance. We used pre-defined performance goals for our annual cash-incentives to make pay-for-performance the key driver of the cash compensation paid to our named executive officers. The performance measures used for our 2022 annual incentive plan are Adjusted revenues, Adjusted EBITDA, Adjusted EPS, Sales Annual Contract Value (ACV), and strategic risk management objectives. The financial performance measures we use are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. The committee includes the strategic risk management objective in our annual incentive plan because it is reflective of the priority our board places on our executives’ oversight and management of the risks facing our business, including those related to cybersecurity in particular. To complement the annual incentives, we used performance-based restricted stock awards in 2022. These grants tie executives to our shareholder return and our operating performance over the long-term. Our performance-based long-term incentives are linked to our executive stock ownership guidelines, where together the grants and the guidelines strongly promote long-term stock ownership and provide direct alignment with our shareholders.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements, as well as a detailed assessment of the compensation paid by our peers.

•	Incentive Pay Balance. We believe the portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. In the case of promotions, we use time-based restricted stock awards to bring our executives compensation to an acceptable range and to encourage retention. Our compensation committee believes long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•	Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk taking by our executive officers.

Black Knight, Inc.	36

•	Good Governance. Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee reviews current trends in compensation governance and adopts policies that work for us.

We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. Our 2022 compensation programs include the following notable best practices:

Things We Do:
✓	Set a high ratio of performance-based compensation to total compensation, and a low ratio of non-performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.
✓	Maintain aggressive stock ownership guidelines that are linked to a holding period requirement for executives and directors who have not met the guidelines.
✓	Clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.
✓	Our compensation committee sets maximum levels payable under our annual incentives, and our equity incentive plan has a limited award pool.
✓	Our long-term equity incentive awards granted to our officers use a vesting schedule of at least three years, and awards granted under our omnibus incentive plan vest no sooner than one year after the grant date, except in the case of unanticipated, early vesting due to death, disability or a termination of employment in connection with a change in control, with a standard carveout for awards relating to no more than 5% of the plan’s share reserve.
✓	Generally, require achievement of a performance-based vesting goal in each year of the vesting term of our annual restricted stock awards to our officers.
✓	Dividends and dividend equivalents would be paid only on equity awards that vest.
✓	Limit perquisites.
✓	Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee.
✓	The dilution rate from our equity-based incentive awards is well below industry average.
✓	Board compensation is below peer group average.

37	Black Knight, Inc.

Things We Don’t Do:
X	Provide tax gross-ups or reimbursement of taxes on perquisites.
X	Permit the repricing of stock options or any equivalent form of equity incentive.
X	Have multi-year guarantees for salary increases or guaranteed equity compensation in our executive employment agreements.
X	Employment agreements do not allow tax gross-ups for compensation paid due to a change of control and do not contain single trigger severance payment arrangements related to a change of control.
X	Supplemental executive retirement plans, executive pensions or excessive retirement benefits.

2022 Shareholder Engagement

We are committed to hearing and responding to the views of our shareholders. In 2022, our officers met with investors on various occasions, both in group and one-on-one settings. The investors with whom we met in 2022 represented six of our top 15 shareholders, who collectively owned more than 27% of our shares as of December 31, 2022. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, ESG, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

Overview of Our Compensation Programs

Principal Components of Compensation

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives’ interests with those of shareholders and strongly motivate executives to build long-term value. We structure our compensation programs to assist in creating this link. The principal components of our executive compensation program for 2022 were base salaries, annual cash incentives, and long-term performance-based equity incentive awards. In connection, with certain leadership transitions discussed below, we also granted time-based restricted stock awards to Messrs. Nackashi and Larsen under to our Amended and Restated 2015 Omnibus Incentive Plan (the Omnibus Incentive Plan). In connection with the ICE Merger, our compensation committee also approved certain compensation decisions, including with respect to fine-tuning certain provisions of our named executive officers’ employment agreements and accelerating discretionary bonus and 2022 annual cash incentive payments and the vesting of certain equity awards to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on our executives and Black Knight.

Black Knight, Inc.	38

The chart on the following page illustrates the principal elements of our named executive officer compensation program in 2022:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives	Benefits
Base Salary	Annual Cash Incentive	Performance-based Restricted Stock	Employee stock purchase plan; 401(k) plan and deferred compensation plan; and limited perquisites.
Fixed cash component with annual merit increase opportunity based on responsibilities, individual performance results and other considerations.	Annual cash award for profitability, growth, operating strength and risk oversight during the year.

Annual restricted stock grants with service and performance-based vesting conditions tied to operating strength and efficiency. Our restricted stock awards also contain holding requirements tied to our stock ownership guidelines to promote significant long-term stock ownership.

Link to Performance
Individual performance	Adjusted revenues, Adjusted EBITDA, Adjusted EPS, sales annual contract value and strategic risk management objectives	Adjusted EBITDA and shareholder return

In 2022, our compensation committee placed heavy emphasis on the at-risk, performance-based components of performance-based cash incentives and performance-based equity incentive awards. The compensation committee determined the appropriate value of each component of compensation after considering each executive’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact Company-wide performance and create long-term value. As shown in the table on the following page, on average approximately 68% of total compensation of our named executive officers (other than Ms. Meyers, and excluding the one-time Discretionary Bonus paid to Mr. Jabbour in 2022 to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on Mr. Jabbour and Black Knight) was based on performance-based incentives and benefits comprised less than 3% of total compensation. The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors.

In particular, with respect to Mr. Nackashi, our compensation committee considered the increased responsibilities he would assume in connection with his transition from President to CEO, including the critical role he has played in the continued oversight and execution of our business strategy following the announcement of the ICE Merger. The committee also considered the below-market positioning of Mr. Nackashi’s base salary and determined to set his annual incentive at a higher level to drive performance and position his overall pay, including his long-term equity incentive, at an appropriate level. For Mr. Jabbour, the compensation committee considered the critical role he plays in our organization in shaping and providing continuity with respect to the Company’s strategic vision and his continued mentorship of Mr. Nackashi. For the last several years, Mr. Jabbour has led the execution

39	Black Knight, Inc.

of our strategic vision, including organically growing our software, data and analytics businesses with urgency through selling our products to new clients, cross-selling additional services to existing clients, and innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions, while maintaining an efficient cost structure to create the most value for our shareholders. In 2022, Mr. Jabbour also played significant role in the negotiation of the ICE Merger, the value of which represents a 27% premium to our stock price on March 3, 2023 and a 27% premium to our stock price on April 4, 2022, the last date before the publication of news reports relating to a potential acquisition of Black Knight (in each case based upon a merger consideration value of $75 per share).

Allocation of Total Compensation for 2022

The following tables show the allocation of 2022 total compensation paid to our named executive officers as reported in the Summary Compensation Table below. The compensation committee believed this allocation to be appropriate after considering the factors described above, including the new roles and responsibilities of our executives and Mr. Jabbour’s significant role in executing on our growth strategies and negotiating a significant premium for our stockholders in connection with the ICE Merger.

		Performance-	Time-Based	Annual	Benefits			Performance-
		Based Equity	Equity	Cash	& Other	Discretionary	Total	Based
Name	Salary	Incentives	Incentive	Incentive	Compensation	Bonus[2]	Compensation	Compensation[1]
Anthony M. Jabbour	1.2%	14.9%	0.0%	1.2%	1.2%	81.5%	100%	16.1%
Joseph M. Nackashi	8.3%	41.9%	30.0%	9.0%	2.7%	8.1%	100%	50.9%
Kirk T. Larsen	10.0%	56.6%	16.5%	8.2%	1.4%	7.3%	100%	64.8%
Michael L. Gravelle	14.1%	71.4%	0.0%	7.1%	1.1%	6.3%	100%	78.5%
Michele M. Meyers	86.6%	0.0%	0.0%	0.0%	13.4%	0.0%	100%	0.0%

1.	Calculated from Total Compensation, less the amounts included in “Salary”, “Time-Based Equity Incentives”, “Discretionary Bonus,” and “Benefits and Other Compensation”
2.	Amounts include the amounts paid as annual performance-based cash incentives to Messrs. Jabbour, Nackashi, Larsen and Gravelle with respect to adjustments made to the performance results to account for the impact of the pending ICE Merger as described under the section titled “Annual Performance-Based Cash Incentive” below. With respect to Mr. Jabbour, the amount also includes a one-time $40,000,000 discretionary bonus paid with respect to the ICE Merger, which was paid in 2022 to mitigate the impact of Sections 280G and 4999 of the Internal Revenue Code following closing of the ICE Merger.

The following table reflects the allocation of Mr. Jabbour’s 2022 total compensation excluding the impact of a one-time discretionary bonus paid to Mr. Jabbour in connection with the ICE Merger (the Discretionary Bonus). The Discretionary Bonus was paid after consideration of Mr. Jabbour’s significant contributions to the Company and the critical role he plays in our organization in shaping and providing continuity with respect to the Company’s strategic vision.

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The Discretionary Bonus, which is contingent upon the successful closing of the ICE Merger, was paid to Mr. Jabbour in December 2022 in connection with certain tax-planning actions to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on Mr. Jabbour and Black Knight. In furtherance of the early payment of the Discretionary Bonus, the Company and Mr. Jabbour entered into a letter agreement that provides that (i) the after-tax proceeds of the Discretionary Bonus be placed into an escrow account, and (ii) if Mr. Jabbour is terminated by the Company for cause or Mr. Jabbour resigns his employment without good reason, in each case prior to consummation of the ICE Merger, or if the Merger Agreement is terminated without the consummation of the ICE Merger, Mr. Jabbour will be required to pay liquidated damages to Black Knight equal to the value of the after-tax proceeds of the Discretionary Bonus that would not have ultimately been paid absent the tax-planning actions described above (plus any tax refund he receives in respect of such payment).

		Performance-	Time- Based	Annual	Benefits			Performance-
		Based Equity	Equity	Cash	& Other	Discretionary	Total	Based
Name	Salary	Incentives	Incentive	Incentive	Compensation	Bonus	Compensation	Compensation
Anthony M. Jabbour	5.9%	73.7%	0.0%	5.9%	5.6%	8.8%	100%	79.6%

Average of Named Executive Officers’
2022 Compensation Mix

Salary
Performance-Based Restricted Stock
Time-Based Restricted Stock
Annual Cash Bonus
Other
Discretionary Bonus*
8%
8%
4%
7%
34%
14%
59%
66%
Performance Based

*Excludes Mr. Jabbour’s Discretionary Bonus.

41	Black Knight, Inc.

Analysis of Compensation Components

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

Base Salary

Base salaries reflect the fixed component of the compensation for an executive officer’s ongoing contribution to the operating performance of his or her area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable.

Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considered the peer compensation data provided by our independent compensation consultant, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

As discussed further below, Messrs. Nackashi’s and Larsen’s base salaries were adjusted in connection with the executive leadership transition.

Annual Performance-Based Cash Incentive

In 2022, we awarded annual cash incentive opportunities to each named executive officer. We use the annual incentives to provide a form of at risk, performance-based pay that is focused on achievement of critical, objectively measurable, financial objectives. These financial objectives are tied to our annual budget and our strategic planning process, which provide the basis for communicating our performance expectations to the investment community. It is reviewed in detail and approved by our board. Consistent with prior years, the 2022 annual cash incentives were conditioned upon the achievement of pre-defined objectives for fiscal year 2022, which were determined by our compensation committee. In 2022, 90% of our named executive officers’ target annual incentives were tied to four objective financial metrics, with the remaining 10% tied to strategic risk management objectives. The performance measures were formulaic, established by the compensation committee in writing in February 2022, and, as applicable, final payment amounts were derived from our audited and reported financial results. In setting the performance measures, the committee generally seeks to set targets that are higher than the prior year results. In May 2022, the compensation committee determined to increase Mr. Nackashi’s annual incentive target from 150% to 200% of his base salary in light of his increased responsibilities in connection with his transition to CEO and to encourage significant focus on execution of the Company’s strategic vision and operating performance.

Our annual cash incentives play an important role in our approach to total compensation. They motivate participants to work hard and proficiently toward improving our operating performance and achieving our business plan for a fiscal year. We believe that achieving our financial and risk objectives is a result of executing our business strategy, which is to drive growth by winning new clients, cross-selling to existing clients and innovating with urgency to further enhance our offerings, while successfully managing the financial and strategic risks of our business.

Black Knight, Inc.	42

The execution of our business strategy is important to delivering long-term value for our stakeholders. In addition, the annual cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In the first quarter of 2022, our compensation committee approved the 2022 performance objectives and a target incentive opportunity for our named executive officers as well as the potential incentive opportunity range for threshold and maximum performance. No annual incentive payments were payable to an executive officer if the pre-established, threshold performance levels were not met, and payments were capped at the maximum performance payout level. The compensation committee had the authority to reduce (but not increase) an executive’s annual incentive award, and the annual incentive awards are subject to recoupment under our clawback policy.

The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive officer’s target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the target incentive opportunity for Mr. Gravelle; and 150% for Mr. Larsen, and 200% for each of Messrs. Jabbour and Nackashi.

•	If maximum performance is achieved, the incentive payout will equal 200% of the executive officer’s target incentive opportunity, except for Mr. Jabbour whose 2022 maximum incentive opportunity was equal to 300% of his target incentive opportunity.

•	Between these levels, the payout is prorated.

Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2022 performance metrics, our compensation committee considered our 2022 financial plan and sales pipeline, management’s continued focus on managing risk, and prior year performance.

The 2022 financial performance metrics and weightings were consistent with the 2021 financial performance metrics and weightings except Sales Contract Value was replaced with Sales Annual Contract Value (Sales ACV). These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant effect on long-term value creation and the investment community’s expectations. In the following table, we explain how we calculate or assess the financial performance measures and why we use them.

43	Black Knight, Inc.

Performance Measure	Weight	How Calculated	Reason for Use

Adjusted revenues	20%	We define Adjusted revenues as Revenues adjusted to include the revenues that we did not record during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. We also exclude the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes.	Adjusted revenues is an important measure of our performance as it reflects the execution of our growth strategy. Adjusted revenues is widely followed by the investment community.
Adjusted EBITDA	20%	We define Adjusted EBITDA as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense; (v) Other (income) expense, net; (vi) Equity in (earnings) losses of unconsolidated affiliates, net of tax; (vii) (Gains) losses on sale of investments in unconsolidated affiliate, net of tax; (viii) Net earnings (losses) attributable to redeemable noncontrolling interests; (ix) deferred revenue purchase accounting adjustment; (x) equity-based compensation, including certain related payroll taxes; (xi) acquisition-related costs, including costs pursuant to purchase agreements; (xii) costs related to the ICE Transaction; and (xiii) costs associated with expense reduction initiatives. We also exclude the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes.	Adjusted EBITDA is an important measure of our performance as it reflects growth and operational efficiency. Adjusted EBITDA is a common basis for enterprise valuation and widely followed by the investment community.
Adjusted EPS	20%

We define Adjusted EPS as Adjusted net earnings divided by the diluted weighted average shares of common stock outstanding. Adjusted net earnings is defined as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to: (i) equity in (earnings) losses of unconsolidated affiliates, net of tax; (ii) (gains) losses on sale of investments in unconsolidated affiliate, net of tax; (iii) the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iv) deferred revenue purchase accounting adjustment; (v) equitybased compensation, including certain related payroll taxes; (vi) costs associated with debt and/ or equity offerings; (vii) acquisition-related costs, including costs pursuant to purchase agreements; (viii) costs related to the ICE Transaction; (ix) costs associated with expense reduction initiatives; (x) costs and settlement (gains) losses associated with significant legal matters; (x) adjustment for income tax expense primarily related to the tax effect of non-GAAP adjustments and a discrete income tax benefit related to the establishment of a deferred tax asset as a result of our reorganization of certain wholly-owned subsidiaries; and (xi) adjustment for redeemable non-controlling interests primarily related to the effect of the non-GAAP adjustments. We also exclude the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes.

			Adjusted EPS is an important measure of our performance as it reflects growth and profitability as well as the effectiveness of our capital allocation. Adjusted EPS is a common basis for equity valuation and widely followed by the investment community.

Black Knight, Inc.	44

Performance Measure	Weight	How Calculated	Reason for Use

Sales ACV	30%	We define Sales ACV as the total annualized value of a contract. ACV is calculated by taking the total incremental revenue from a new client contract and dividing it by the number of years in the term of such contract. An assumed term of three years is used for contracts that do not have a specified term. ACV for transactional service contracts without minimums is estimated using conservative pro forma models based on historical usage rates. ACV excludes professional services deals unless it’s a net new dedicated team under contract for at least 12 months or an implementation fee that will be recognized over the life of a software contract.	Sales ACV is an important measure of our performance as it is a driver of future revenue growth. It rewards management for success at selling new products and services to our clients and gaining new clients. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow and impact Adjusted revenues, Adjusted EBITDA and Adjusted EPS in future years.

Adjusted revenues, Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results and profitability, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

Final calculations of our achievement of the performance measures are subject to certain adjustments as described above, including the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that the achievement of the performance measures, as determined by the compensation committee at the end of the performance period, correlate with the budget and thereby serve as barometers of management’s performance in growing our business and operating the business effectively and efficiently irrespective of impacts, positive or negative, of legislative or market influences. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our Adjusted revenues, Adjusted EBITDA or Adjusted EPS in the current year.

Since 2018, our named executive officer’s annual incentives have also included a qualitative risk-based performance criteria, reflecting the importance our board places on management’s actions to manage and mitigate risk across Black Knight. To emphasize the significance of cybersecurity risk and other risks to our organization and to focus our executives on effectively managing these risks, the committee determined to once again tie 10% of our executives’ annual incentive awards to the achievement of the Company’s risk objectives for 2022. The maximum payout for achievement of the risk objectives is 100%, although the compensation committee may determine that the objective has been achieved at a level below 100%.

45	Black Knight, Inc.

Set forth below are the relative percentage weights of the 2022 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2022 performance results. In February 2022, our compensation committee set the target levels for Adjusted revenues, Adjusted EBITDA and Adjusted EPS targets for the 2022 incentives based on our 2022 financial plan, reflecting the committee’s commitment to using rigorous goals that incentivize and reward continued growth in these important measures. In February 2023, after consideration of the impact of the proposed ICE Merger on the achievement of the financial performance metrics under the annual incentive plan (as permitted by the Merger Agreement), including $7.7 million of Adjusted revenues, $11.7 million of Adjusted EBITDA, $0.09 of Adjusted EPS and $15.7 million of Sales ACV, the committee determined to make adjustments to the achievement of the performance results to account for the impact of the pending ICE Merger. For information on the ranges of possible annual incentive payments, see “—Grants of Plan Based Awards” under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Dollar amounts are in millions.

							Performance	Payout
							Result after	Factor after
					Performance	Payout	Adjustment	Adjustment
Performance					Result Under	Factor Under	for Impact of	for Impact of
Metric	Weight	Threshold	Target	Maximum	Plan[1]	Plan[2]	ICE Merger[3]	ICE Merger[2]
Adjusted Revenues	20%	$1,570.0	$1,602.0	$1,618.0	$1,577.1	61%	$1,584.8	73%
Adjusted EBITDA	20%	$768.6	$794.0	$806.7	$758.0	0%	$769.7	52%
Adjusted EPS	20%	$2.56	$2.68	$2.74	$2.46	0%	$2.55	0%
Sales ACV	30%	$112.5	$125.0	$137.5	$123.3	93%	$139.0	200%
Strategic Risk Management Objectives[4]	10%	–	–	–	Achieved	100%		100%

1.	Includes $25.2 million of Adjusted revenues, $22.7 million of Adjusted EBITDA, and $0.11 of Adjusted EPS related to legislative and market effect on origination and default volumes, as permitted under the 2022 annual incentive plan.
2.	Payout factor reflects a target payout at 100% of the executives target incentive and a maximum payout of 200% of executive’s target incentive, except for Mr. Jabbour whose maximum payout is 300% of his target incentive.
3.	In addition to the adjustments described in footnote 1 above, includes $7.7 million of Adjusted revenues, $11.7 million of Adjusted EBITDA, $0.09 of Adjusted EPS, and $15.7 million of Sales ACV related to the estimated impact of the ICE Merger.
4.	The compensation committee determined that the Company had achieved its risk management objectives based upon a report provided by our risk committee on the management of the Company’s overall risk profile and various risk-related achievements in 2022.

The table below shows each named executive officer’s 2022 target incentive opportunity, and the annual incentive amounts actually paid with respect to 2022 performance and following adjustment for the impact of the ICE Merger. Performance was achieved at 50.2% of each executive’s target incentive opportunity under the annual incentive plan, and at 95.1% of Messrs. Nackashi’s, Larsen’s and Gravelle’s respective target incentive opportunities and 125.1% of Mr. Jabbour’s target incentive opportunity in each case following adjustment for the impact of the pending ICE Merger. Ms. Meyers’ 2022 annual incentive bonus was forfeited due to her departing the Company on March 12, 2022.

Black Knight, Inc.	46

							2022 Total
						Performance	Incentive
		2022			2022 Total	Multiplier after	Earned after
		Annual	2022	Performance	Incentive	Adjustment	Adjustment
	2022	Incentive	Incentive	Multiplier	Earned Under	for Impact of	for Impact of
Name	Base Salary	Target	Pay Target	Under Plan	Plan	ICE Merger	ICE Merger
Anthony M. Jabbour	$600,000	200%	$1,200,000	50.2%	$602,145	125.1%	$1,500,602
Joseph M. Nackashi	$750,000	200%	$1,500,000	50.2%	$752,681	95.1%	$1,425,753
Kirk T. Larsen	$575,000	150%	$862,500	50.2%	$432,792	95.1%	$819,808
Michael L. Gravelle	$148,000	100%	$148,000	50.2%	$74,265	95.1%	$140,674
Michele M. Meyers	$270,000	50%	$135,000	–	–	–	–

On December 20, 2022, to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code, the compensation committee determined that the each of Messrs. Jabbour, Nackashi, Larsen and Gravelle would receive a 2022 annual cash incentive award equal to 75.0% of his target incentive opportunity, with such payment to be made no later than December 30, 2022. Subsequently, in February 2023, after consideration of the Company’s achievement of the performance metric objectives under the annual incentive plan, including adjustments for the impact of the pending ICE Merger, the Committee determined to that each executive would receive a supplemental annual cash incentive award equal to the difference between 95.1% (125.1% for Mr. Jabbour) of the executive’s target incentive opportunity and the 75% of the target incentive opportunity paid in December 2022.

Long-term Equity Incentives

Performance-based Restricted Stock

We typically approve our long-term equity incentive awards during the first quarter as the compensation committee sets our compensation strategy for the year. In March 2022, we used the Omnibus Incentive Plan to grant long-term incentive awards to our executive officers in the form of performance-based restricted stock, with both performance and service vesting requirements. The performance-based awards granted in 2022 vest over three years based on continued employment with us. The performance vesting requirements must be met before the time-based vesting would apply.

For the performance-based vesting requirements, in response to feedback received from our shareholders in 2019, our compensation committee determined to include three annual performance periods for the 2022 performance-based restricted stock awards. The first 1/3 of the award would vest only if the Company achieved Adjusted EBITDA of at least $724.2 million in 2022 (which was the 2021 Adjusted EBITDA); the second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2023 at least equal to the Adjusted EBITDA achieved in 2022; and the third 1/3 will vest only if the Company achieves Adjusted

47	Black Knight, Inc.

EBITDA in 2024 at least equal to the Adjusted EBITDA achieved in 2023. If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year. We achieved Adjusted EBITDA of $758.0 million for the fiscal year 2022 performance period, including adjustments to exclude the negative effect of budgeted origination, foreclosure and bankruptcy volumes that were higher than actual volumes during 2022. For the time-based vesting requirements, 1/3 would vest per year and shall vest ratably on each of the first three anniversaries of the grant date, subject to the Company’s achievement of the applicable adjusted EBITDA targets.

For 2022, Mr. Gravelle’s long-term incentive award was increased from $675,000 to $750,000. Ms. Meyers did not receive a long-term incentive award in 2022 due to her departing the Company on March 12, 2022.

In setting the performance target for our long-term incentive awards, our compensation committee seeks to set a goal for our executives that requires them to achieve results that are better than the prior year. However, due to the importance of these awards in the retention of our executives and the design of our long-term incentives so that the entire award is forfeited if the performance target is not achieved, the committee does not set the performance target at a level that it considers to be a stretch for our executives. The committee’s approach in this respect is different than its approach in setting the goals for our annual cash-based incentive, where the committee sets the minimum, target and maximum performance targets at levels that are intended to drive superior performance by our executives. Furthermore, after the restricted shares have vested and if those shares have not otherwise satisfied the executive stock ownership guidelines, Section 16 officers are required to hold 50% of the vested shares for 6 months.

The awards were designed with a primary objective of creating a long-term retention incentive, the value of which is tied to our stock price performance, and a secondary objective of requiring that management achieve Adjusted EBITDA results during each year of the award that are equal to or better than the prior year performance.

We selected Adjusted EBITDA because it is one of the most important measures in evaluating the combination of growth and operational efficiency. It also reflects our ability to convert revenue into operating profits for shareholders and our progress toward achieving our long-term strategy. It is a key measure used by investors and has a significant effect on our long-term stock price. For our performance-based restricted stock, Adjusted EBITDA is calculated as noted above under “Annual Performance-based Cash Incentive,” including adjustments for the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes.

To the extent we were to pay dividends on our shares, credit for such dividends would be provided on unvested shares, but payment of those dividends would be subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited. We have not paid any cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future.

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One-Time Restricted Stock Awards

As discussed further below, in connection with the executive leadership transition, on May 16, 2022, our compensation committee approved the grant of supplemental time-based restricted stock awards under the Omnibus Incentive Plan to each of Messrs. Nackashi and Larsen with grant date fair values of $2,500,000 and $875,000 respectively, in each case with an effective date of grant of May 16, 2022 and 1/3 of which would vest on each of the first three anniversaries of the grant date.

Impact of ICE Merger on Outstanding Equity

Pursuant to the Merger Agreement with ICE, at the effective time of Closing of the ICE Merger each outstanding Black Knight restricted stock award, including those held by our named executive officers, will be automatically assumed and converted into a restricted stock award of ICE common stock based on the exchange ratio (as defined in the Merger Agreement), and will be subject to the same terms and conditions previously applicable to such Black Knight restricted stock award, except that each “performance restriction” will be deemed satisfied and a change of control will be deemed to have occurred.

Compensation Changes in Connection with Leadership Changes

In May 2022, the Company underwent an executive leadership transition. Mr. Jabbour transitioned from Chairman and CEO to Executive Chairman. In his role as Executive Chairman, Mr. Jabbour focuses on the strategic direction of Black Knight, capital allocation and works with the executive leadership team to extend the Company’s track record of success. Mr. Nackashi transitioned from President to CEO. In his role as CEO, Mr. Nackashi is responsible for oversight of the execution of our business strategies, including acting with urgency, treating each client like they are our only client, caring for our employees and delivering on our commitments to stakeholders. Mr. Larsen transitioned from CFO to President and CFO. In his expanded role, Mr. Larsen assumed responsibility for the compliance, enterprise risk management, human resources, legal and marketing functions and works closely with Messrs. Jabbour and Nackashi to achieve Black Knight’s strategic goals. Our board determined that this leadership structure is appropriate for the Company and will allow our Executive Chairman, CEO, and President and CFO to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company and stakeholders.

In connection with the foregoing leadership transition, the compensation committee approved several changes to executive compensation, as well as related amendments to our named executive officers’ employment agreements, which are discussed in more detail below.

For Messrs. Nackashi and Larsen, the compensation committee approved changes to their minimum base salaries and target annual incentive opportunities, as well as supplemental time-based restricted stock awards under our Omnibus Incentive Plan. The changes to Messrs. Nackashi’s and Larsen’s base salaries and target annual incentive opportunities and the supplement restricted stock awards were approved following discussion with the compensation committee’s independent compensation consultant in consideration of Messrs. Nackashi’s and Larsen’s total compensation levels relative to their respective experience, duties and responsibilities in their new roles, as well as peer and market data.

49	Black Knight, Inc.

In consideration of his new role as CEO, Mr. Nackashi’s base salary increased from $600,000 to $750,000, his target long-term incentive opportunity increased from 150% to 200% of his base salary, with a maximum payout of 400%, and he received a supplemental restricted stock grant with a grant date value of $2,500,000. In connection with his expanded role as President and CFO, Mr. Larsen’s base salary increased from $450,000 to $575,000, his target long-term incentive opportunity increased from 100% to 150%, and he received a supplemental time-based restricted stock award with a grant date value of $875,000. One-third (1/3) of Messrs. Nackashi’s and Larsen’s supplemental time-based restricted stock awards vest on each of the first three anniversaries of the grant date, and they are otherwise subject to similar terms and conditions as our annual performance-based restricted stock awards.

Payments in Connection with ICE Merger

In connection with the entry into the Merger Agreement with ICE and consistent with the terms of Mr. Jabbour’s employment agreement, dated as of April 1, 2018 and as amended as of May 16, 2022, the compensation committee determined to award Mr. Jabbour a discretionary bonus of $40,000,000 contingent upon the closing of the ICE Merger (the Discretionary Bonus). The Discretionary Bonus was paid after consideration of Mr. Jabbour’s significant contributions to the Company and the critical role he plays in our organization in shaping and providing continuity with respect to the Company’s strategic vision. For the last several years, Mr. Jabbour has led the execution of our strategic vision, including organically growing our software, data and analytics businesses with urgency through selling our products to new clients, cross-selling additional services to existing clients, and innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions, while maintaining an efficient cost structure to create the most value for our shareholders. In 2022, Mr. Jabbour played significant role in the negotiation of the ICE Merger, the value of which represents a 27% premium to our stock price on March 3, 2023 and a 27% premium to our stock price on April 4, 2022, the last date before the publication of news reports relating to a potential acquisition of Black Knight (in each case based upon a merger consideration value of $75 per share).

In December 2022, in connection with certain tax-planning actions to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on Mr. Jabbour and Black Knight, the compensation committee determined that such bonus would be paid to Mr. Jabbour no later than December 28, 2022, rather than upon closing of the ICE Merger, but would be contingent upon successful consummation of the ICE Merger. In furtherance of the early payment of the Discretionary Bonus, the Company and Mr. Jabbour entered into a letter agreement that provides that if Mr. Jabbour is terminated by the Company for cause or Mr. Jabbour resigns his employment without good reason, in each case prior to consummation of the ICE Merger, or if the Merger Agreement is terminated without the consummation of the ICE Merger, he will be required to pay liquidated damages to Black Knight equal to the value of the after-tax proceeds of the Discretionary Bonus that would not have ultimately been paid absent the tax-planning actions described above (plus any tax refund he receives in respect of such payment), which amount will be deposited in an escrow account established by Mr. Jabbour as security for the liquidated damages.

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In addition, on December 20, 2022, to further mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on the applicable executive and Black Knight, the compensation committee determined that the outstanding equity awards granted to Mr. Jabbour that would otherwise have vested in the first quarter of 2023 would accelerate and vest, which were vested on December 20, 2022. The compensation committee further determined that each of Messrs. Jabbour, Nackashi, Larsen and Gravelle would receive a 2022 annual cash incentive award equal to 75.0% of his target incentive opportunity, with such payment to be made no later than December 30, 2022. For additional information concerning payments with respect to the 2022 annual cash incentive plan, see the section title “Annual Performance-Based Cash Incentive.”

We Promote Long-term Stock Ownership for our Executives

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2022 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table below. The guidelines call for the executive or director to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chairman of the Board	7 × annual base salary
Chief Executive Officer	7 × base salary
Other Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our Company. As of December 31, 2022, each of our named executive officers and non-employee directors holdings of our stock significantly exceeded these stock ownership guidelines, other than Ms. Shanik who joined our board in December 2019 and Ms. Burke who joined our board in October 2020. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 2.1 million shares of our common stock as of May 19, 2023, which represents 1.3% of our outstanding common stock with a value of approximately $116.4

51	Black Knight, Inc.

million based on the closing price of our common stock of $55.62 on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. Our domestic employees, including our named executive officers, have the opportunity to participate in the Black Knight 401(k) Profit Sharing Plan, or 401(k) Plan, our defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Our 401(k) Plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees can contribute up to 75% of their eligible compensation, but not more than statutory limits, generally $20,500 in 2022.

A participant could receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs proportionally each year over the first three years based on continued employment.

Employee Stock Purchase Plan. We maintained an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants in the ESPP could deduct up to 15% of their after-tax base pay. At the end of each calendar quarter, we would make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters if the participant has held the shares purchased in the quarter to which the matching contribution relates for at least one year. For those employees with 10 or more years of service or who were at the employee “Director” level or above, including our named executive officers, matching contributions were equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, were used to purchase shares of our common stock on the open market.

For information regarding the matching contributions made to our named executive officers in 2022, see “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Black Knight, Inc.	52

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on this additional life insurance for our named executive officers is reflected under “—Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. For example, our audit committee has adopted a policy that requires our Chairman of the Board and our Chief Executive Officer to travel on the corporate aircraft whenever possible for safety reasons. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2022 can be found in the “— Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Employment and Other Agreements and Post-Termination Compensation and Benefits

We are party to employment agreements with our named executive officers. These agreements provide us and the named executive officers with certain rights and obligations following a termination of employment. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the named executive officers in the event of certain termination events. For a discussion of the material terms of these agreements, see the narrative following “—Grants of Plan Based Awards” and “—Potential Payments Upon Termination or Change in Control.”

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives, our Omnibus Incentive Plan, the Optimal Blue 2020 Incentive Plan and approving individual grants and awards under those plans for our named executive officers.

In connection with our 2022 executive compensation programs, Mercer, as independent compensation consultant to our compensation committee, conducted an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee in 2022. Mercer reports directly to the compensation committee and receives compensation only for services related to executive compensation issues. During 2022, the Company also engaged Mercer’s Health & Benefits business to provide consulting support in conjunction with Mercer’s role as broker of record for selected employee benefits and paid Mercer $292,431 in connection with such services.

53	Black Knight, Inc.

In April 2022, the compensation committee reviewed the independence of Mercer in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee and affirmed the consultant’s independence and that no conflicts of interest existed.

In February 2022, our then Chief Executive Officer Mr. Jabbour made recommendations with respect to his direct reports. In addition, Colleen Haley, our Senior Vice President and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in their reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, its independent compensation consultant and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be appropriate and competitive based upon the considerations and factors described in this section.

When determining the amount of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•	A strong focus on acquiring and retaining our clients and increasing shareholder value;

•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our Company’s performance;

•	Business environment and our business objectives and strategy;

•	The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;

•	Market compensation data provided by the compensation committee’s compensation consultant, with a focus on the 25th, 50th to 75th percentiles; and

•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Black Knight, Inc.	54

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all the factors described above.

For 2022, Mercer used two marketplace data sources: (1) general industry companies with revenues between $500 million and $3 billion and (2) compensation information for a group of companies, or the peer group. The primary factors used to select the peer group were revenue (with peer group companies’ revenue ranging from approximately 1.13 billion to 3.4 billion, compared to our projected 2022 revenue that at that time was estimated to be approximately $1.56 billion), market capitalization, EBITDA, industry focus, nature and complexity of operations, and competition for business and executive talent.

In addition to the compensation surveys, Mercer gathers compensation practices data from independent sources. That data is helpful to the compensation committee when reviewing our executive compensation practices.

The compensation committee reviewed and determined the Company’s peer group in October 2021 for purposes of 2022 compensation research. Companies may be removed from the peer group for reasons such as mergers and acquisitions, “going private” transactions, a material change in the business focus of a peer, or other reasons that materially change the business or results of a peer. Companies may be added to the peer group for reasons such as revenue growth (organic or due to merger or acquisition), an initial public offering, a change in business focus, or based upon our review of competitor peer groups. For the 2022 peer group, Mercer did not recommend any changes. The 2022 peer group consisted of the following 14 companies:

Verisk Analytics, Inc.	ANSYS, Inc.
Transunion	CoStar Group, Inc.
Envestnet, Inc.	Fair Isaac Corporation
Paycom Software, Inc.	PTC Inc.
Jack Henry & Associates, Inc.	Tyler Technologies, Inc.
WEX Inc.	Ceridian HCM Holding, Inc.
MSCI Inc.	The Trade Desk, Inc.

55	Black Knight, Inc.

In setting 2022 target compensation levels for our named executive officers, the compensation committee primarily focused on the 50th percentile of the market. In considering our compensation mix, the committee determined to set a high level of variable pay to provide our executives with the opportunity to achieve pay levels at the 75th percentile (or higher) for superior financial performance.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Hedging and Pledging Policy

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Black Knight securities in margin accounts or pledging them as collateral for loans.

Clawback Policy

We have a policy to clawback and recover incentive-based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three-year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2022. We intend our policy to comply with the NYSE listing rules regarding recoupment of incentive compensation when those rules become effective.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

In general, Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. The Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officers employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016 will be covered by Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Black Knight, Inc.	56

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

2022 Shareholder Vote on Executive Compensation

At our 2022 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2022 proxy statement. A substantial majority of our shareholders approved our “say-on-pay” proposal, with 93% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2022 annual meeting. For a description of the feedback we received from investors, see the section above titled “2022 Shareholder Engagement.”

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas M. Hagerty (Chair)

David K. Hunt

57	Black Knight, Inc.

EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid for the year ended December 31, 2022 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2022.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and	Fiscal	Salary		Awards	Compensation	Compensation
Principal Position[1]	Year	($)[2]	Bonus ($)[3]	($)[4]	($)[5]	($)[6]	Total ($)
Anthony M. Jabbour Executive Chairman	2022	600,000	40,898,457	7,500,015	602,145	574,634	50,175,251
	2021	600,000	–	7,500,060	3,244,286	218,210	11,562,556
	2020	600,000	–	13,129,954	2,268,000	63,481	16,061,435
Joseph M. Nackashi Chief Executive Officer	2022	694,521	673,072	6,000,097	752,681	224,949	8,345,320
	2021	600,000	–	3,500,028	1,666,607	95,910	5,862,545
	2020	600,000	–	6,200,674	1,251,000	51,800	8,103,474
Kirk T. Larsen President and Chief Financial Officer	2022	528,767	387,016	3,875,069	432,792	79,484	5,303,128
	2021	450,000	–	3,000,024	833,304	138,232	4,421,560
	2020	450,000	–	4,803,329	625,000	33,548	5,911,877
Michael L. Gravelle Executive Vice President and General Counsel	2022	148,000	66,409	750,030	74,265	11,100	1,049,804
	2021	148,000	–	675,032	274,064	11,214	1,108,310
	2020	148,000	–	675,014	206,000	11,487	1,040,501
Michele M. Meyers Former Chief Accounting Officer and Treasurer[7]	2022	57,115	–	–	–	8,837	65,952
	2021	267,500	–	425,068	249,992	26,329	968,889

1.	Mr. Nackashi served as CEO beginning in May 2022. Our former CEO, Mr. Jabbour, became Executive Chairman in May 2022.

2.	Amounts are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under our ESPP, or under our 401(k) plan.

Black Knight, Inc.	58

3.	Amounts include the amounts paid as annual performance-based cash incentives to Messrs. Jabbour, Nackashi, Larsen and Gravelle with respect to adjustments made to the performance results to account for the impact of the pending ICE Merger. With respect to Mr. Jabbour, the amount also includes the Discretionary Bonus paid with respect to the ICE Merger, which was paid in 2022 to mitigate the impact of Sections 280G and 4999 of the Internal Revenue Code following closing of the ICE Merger. The after-tax proceeds of the Discretionary Bonus are held by Mr. Jabbour in an escrow account and will be paid to the Company as liquidated damages (together with any tax refund he receives in respect of such payment) in the event that he is terminated for Cause or voluntarily terminates his employment with the Company prior to closing of the ICE Merger or in the event the Merger Agreement is terminated without consummation of the ICE Merger.

4.	Represents the grant date fair value of performance-based restricted stock awards granted on March 10, 2022 based on the probable outcome of the performance conditions for performance-based awards. Also represents the grant date fair value of time-based restricted stock awards granted on May 16, 2022 to Messrs. Nackashi and Larsen. For Messrs. Jabbour, Nackashi, Larsen and Gravelle, 2021 and 2020 amounts include the grant date fair value of performance-based restricted stock awards granted on March 10, 2021 and February 18, 2020, respectively. For Messrs. Jabbour, Nackashi and Larsen, 2020 amounts also reflects the grant date fair value of the Optimal Blue profits interest awards. All amounts are computed in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding forfeiture assumptions. See the Grants of Plan Based Awards table for details regarding the awards. Assumptions used in the calculation of these amounts are included in Footnote 16 to our Audited Consolidated Financial Statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023. Ms. Meyers did not receive a any restricted stock awards in 2022 due to her departing the Company on March 12, 2022.

5.	Amounts shown for 2022 represent performance-based amounts earned as annual cash incentives. Amounts shown for 2022 reflect a performance multiplier of 50.2% for Messrs. Jabbour, Nackashi, Larsen and Gravelle. Ms. Meyers did not receive a 2022 annual cash incentive due to her departing the Company on March 12, 2022.

6.	Amounts shown for 2022 include matching contributions under our 401(k) Plan and ESPP; life insurance premiums paid by us; personal use of corporate aircraft; employer contributions to a health savings account and accrued vacation payout. The amount of incremental cost for personal aircraft usage is determined by calculating the hourly variable costs (i.e., fuel, catering, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year.

2022	Jabbour ($)	Nackashi ($)	Larsen ($)	Gravelle ($)	Meyers($)
401(k) Matching Contributions	6,863	5,265	6,173	–	195
ESPP Matching Contributions	45,000	45,000	27,000	11,100	4,500
Life Insurance Premiums	387	387	207	–	21
Personal Airplane Use	521,584	173,497	45,504	–	–
HSA contributions	800	800	600	–	123
Accrued vacation payout	–	–	–	–	3,998
Total	574,634	224,949	79,484	11,100	8,837

7.	Ms. Meyers voluntarily terminated her employment with the Company on March 12, 2022. As a result, she did not receive any stock awards or an annual cash incentive for 2022 and she forfeited all unvested portions of outstanding equity awards, including the unvested portion of her March 10, 2021 performance-based restricted stock award, upon her termination.

59	Black Knight, Inc.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2022. Michele M. Meyers did not participate in the annual cash incentive plan or receive a 2022 restricted stock award due to her departing the Company on March 12, 2022.

			Estimated Future Payouts			(g)		(i)
			Under Non Equity Incentive			Estimated	(h)	Grant
			Plan Awards[1]			Future	All other	Date Fair
						Payments	stock	Value of
						under Equity	awards:	Restricted
	(b)		(d)	(e)	(f)	Incentive	Number	Stock
(a)	Grant	(c)	Threshold	Target	Maximum	Plan Awards	of Shares	Awards
Name	Date	Award Type	($)	($)	($)	Target (#)[2]	(#)	($)[3,4]
Anthony M. Jabbour	N/A	Annual Incentive Plan	600,000	1,200,000	3,600,000	__	__	__
	3/10/22	Performance-Based Restricted Stock	__	__	__	131,165	__	7,500,015
Joseph M. Nackashi	N/A	Annual Incentive Plan	750,000	1,500,000	3,000,000	__	__	__
	3/10/22	Performance-Based Restricted Stock	__	__	__	61,211	__	3,500,045
	5/16/22	Time-Based Restricted Stock	__	__	__	__	35,761	2,500,052
Kirk T. Larsen	N/A	Annual Incentive Plan	431,250	862,500	1,725,000	__	__	__
	3/10/22	Performance- Based Restricted Stock	__	__	__	52,466	__	3,000,006
	5/16/22	Time-Based Restricted Stock	__	__	__	__	12,517	875,063
Michael L. Gravelle	N/A	Annual Incentive Plan	74,000	148,000	296,000	__	__	__
	3/10/22	Performance-Based Restricted Stock	__	__	__	13,117	__	750,030

1.	Amounts reflect potential annual incentive payments for fiscal year 2022. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 300% of such target amount for Mr. Jabbour and 200% for Messrs. Nackashi, Larsen and Gravelle. Target annual incentive amounts, as a percentage of base salary, for each of our named executive officers are as follows: Mr. Jabbour 200%, Mr. Nackashi 200%, Mr. Larsen 150%, and Mr. Gravelle 100%.

2.	The amounts shown as performance-based restricted stock in column (g) represent the number of shares of performance-based restricted stock granted on March 10, 2022 for each executive under our Omnibus Incentive Plan, which are subject to (1) time-based vesting over three years based on continued employment, and (2) our meeting an Adjusted EBITDA goal in each of 2022, 2023 and 2024 in order for the 1/3 scheduled to vest in 2023, 2024 and 2025, respectively, to vest.

3.	Represents the grant date fair value of time-based restricted stock awards based upon a $69.91 per share grant date fair value for the awards granted on May 16, 2022.

4.	Represents the grant date fair value of time-based restricted stock awards based upon a $57.18 per share grant date fair value for the awards granted on March 10, 2022.

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Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers on December 31, 2022. Ms. Meyers forfeited all outstanding equity awards upon her departures from the Company and therefore does not have any outstanding equity awards at year-end.

				Equity Incentive	Equity Incentive
				Plan Awards:	Plan Awards:
		Number of Shares	Market Value of	Number of	Market Value of
		or Units of Stock	Shares or Units of	Unearned Shares	Unearned Shares
	Grant	That Have Not	Stock that Have Not	That Have Not	That Have Not
Name	Date[1,2,3]	Vested (#)	Vested ($)[4]	Vested (#)	Vested ($)[4]
Anthony M.	3/10/2021	—	—	32,895	2,031,266
Jabbour	3/10/2022	—	—	87,443	5,399,605
	2/18/2020	—	—	15,574	961,695
Joseph M.	3/10/2021	—	—	30,702	1,895,849
Nackashi	3/10/2022	—	—	61,211	3,779,779
	5/16/2022	35,761	2,208,242	—	—
	2/18/2020	—	—	13,349	824,301
Kirk T.	3/10/2021	—	—	26,316	1,625,013
Larsen	3/10/2022	—	—	52,466	3,239,776
	5/16/2022	12,517	772,925	—	—
	2/18/2020	—	—	3,003	185,435
Michael L.	3/10/2021	—	—	5,921	365,622
Gravelle	3/10/2022	—	—	13,117	809,975

1.	With respect to restricted stock awards granted on February 18, 2020, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $583.4 million for the period of January 1, 2020 to December 31, 2020 (Adjusted EBITDA, as adjusted for purposes of the awards, of $588.6 million was achieved for this period); our achievement of Adjusted EBITDA of $609.9 million for the period January 1, 2021 to December 31, 2021 for the second 1/3 of the award to vest (Adjusted EBITDA, as adjusted for purposes of the awards, of $708.5 million was achieved for this period); and our achievement of Adjusted EBITDA of $724.2 for the period January 1, 2022 to December 31, 2022 for final the 1/3 of the award to vest (Adjusted EBITDA, as adjusted for purposes of the awards, of $758.0 million was achieved for this period); and (ii) the continued service of the award holder.
2.	With respect to restricted stock awards granted on March 10, 2021, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $609.9 million for the period January 1, 2021 to December 31, 2021 for the first 1/3 of the award to vest (Adjusted EBITDA, as adjusted for purposes of the awards, of $708.5 million was achieved for this period); our achievement of Adjusted EBITDA of $724.2 million for the period January 1, 2022 to December 31, 2022 for the second 1/3 of the award to vest (Adjusted EBITDA, as adjusted for purposes of the awards, of $758.0 million was achieved for this period); and our achievement of an Adjusted EBITDA goal in 2023 for final the 1/3 of the award scheduled to vest in 2024; and (ii) the continued service of the award holder.
3.	With respect to restricted stock awards granted on March 10, 2022, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $724.2 million for the period January 1, 2022 to December 31, 2022 for the first 1/3 of the award to vest (Adjusted EBITDA, as adjusted for purposes of the awards, of $758.0 million was achieved for this period), and our achievement of an Adjusted EBITDA goal in 2023 and 2024 for the second and third 1/3’s of the award scheduled to vest in 2024 and 2025, respectively; and (ii) the continued service of the award holder.
4.	Market values are based on the December 30, 2022 closing price for our common stock of $61.75 per share.

61	Black Knight, Inc.

Outstanding Optimal Blue Profits Interest Awards at Fiscal Year-End

Due to the strategic importance of the successful execution of our growth strategy for Optimal Blue, the compensation committee determined it was important that the interests of our executives with the most ability to impact our execution of that strategy be tied directly to the growth of Optimal Blue. In November 2020, in order to create a strong link between our executives’ interests and Optimal Blue’s long-term performance and growth, the committee granted equity incentives known as profits interests in Optimal Blue to Messrs. Jabbour, Nackashi and Larsen. No profits interests were granted to our named executive officers in 2021 or 2022.

The profits interest awards are in the form of restricted Class B units of Optimal Blue. Optimal Blue is organized as a limited liability company and is taxed as a partnership under U.S. federal income tax laws. The Class B units are intended to qualify as profits interests for U.S. federal income tax purposes. The profits interests are equity interests in Optimal Blue but have value only following achievement of a specified equity threshold, or hurdle amount. The hurdle amount equals the value of the Optimal Blue on the date the awards are granted. Due to the proximity of the grants of profits interest awards to the closing of our acquisition of Optimal Blue in September 2020, the hurdle amount for the Optimal Blue profits interests granted to Messrs. Jabbour, Nackashi and Larsen is $1.445 billion, which is based on the equity value of Optimal Blue at the time of acquisition. Thus, similar to a stock option, the Optimal Blue profits interest awards only have value to the extent the equity value of Optimal Blue increases above $1.445 billion. The committee also linked the Optimal Blue profits interest awards to our retention goals by providing that the profits interests vest 100% on the third anniversary of grant, subject to continued service. The Optimal Blue profits interests are subject to the terms and conditions of the Optimal Blue 2020 Incentive Plan and the limited liability company operating agreement.

The following table sets forth certain information with respect to outstanding profits interest awards held by our named executive officers at December 31, 2022.

		Number of Class B Units That	Redemption Value of Units that
Name	Grant Date	Have Not Vested (#)[1]	Have Not Vested ($)[2]
Anthony M. Jabbour	11/24/2020	1,330	14,681,764
Joseph M. Nackashi	11/24/2020	638	7,042,831
Kirk T. Larsen	11/24/2020	426	4,702,580

1.	Optimal Blue profits interests vest 100% on the third anniversary of the date of grant.
2.	Based on a redemption value as of December 31, 2022 of $11,038.92 per unit, as determined using the fair value method of accounting under GAAP.

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Stock Vested

The following table sets forth information concerning each vesting of restricted stock (on an aggregated basis) during the fiscal year ended December 31, 2022 for each of the named executive officers:

	Stock Vested Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony M. Jabbour	223,988	13,205,243
Joseph M. Nackashi	53,199	3,169,985
Kirk T. Larsen	42,418	2,515,312
Michael L. Gravelle	9,211	544,812
Michele M. Meyers	5,221	309,438

As discussed above, on December 20, 2022, to further mitigate the potential impact of Section 280G of the Internal Revenue Code on the applicable executive and Black Knight, the compensation committee determined to accelerate the settlement and vesting of the outstanding equity awards granted to Mr. Jabbour that would otherwise vest in the first quarter of 2023, which were vested on December 20, 2022.

Employment Agreements

In 2022, we were party to employment agreements with each of our named executive officers. The material terms of these agreements are summarized below. Additional information regarding post termination benefits provided under our continuing executive officer’s employment agreements can be found under “—Potential Payments Upon Termination or Change of Control” below. As described above, in connection with the leadership transition, our compensation committee, approved several changes executive compensation, as well as related amendments to our named executive officers’ employment agreements, including the following:

•	For Messrs. Nackashi and Larsen, changes to their minimum base salaries and target annual incentive opportunities, in each case to be consistent with changes to their base salaries and target annual incentive opportunity following discussion with the committee’s independent compensation consultant in consideration of Messrs. Nackashi’s and Larsen’s total compensation levels relative to their respective experience, duties and responsibilities in their new roles, as well as peer and market data.

•	For Messrs. Nackashi and Larsen, to increase the lump sum the executive would receive in the event of a termination by the Company without “Cause” or by the executive for “Good Reason”, from 200% to 250% of the executive’s base salary and target annual incentive opportunity in effect for the year in which the date of termination occurs.

63	Black Knight, Inc.

•	For Messrs. Jabbour, Nackashi, Larsen and Gravelle, amendments to the definition of “Good Reason” to include a material diminution in the executive’s duties or responsibilities upon or within 24 months following a Change in Control of the Company or receipt of notice that the term of the executive’s employment agreement will not be renewed such that the agreement would expire prior to the two-year anniversary of the closing of the ICE Merger, in each case upon or within 24 months after a Change in Control of the Company.

•	For Messrs. Jabbour, Nackashi, Larsen and Gravelle, that all outstanding equity awards granted to our executives by the Company or our affiliates will become immediately vested upon a termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason”.

•	For Messrs. Jabbour and Larsen, amended certain non-competition provisions.

For each of our named executive officers their employment agreement provides that, if any payments or benefits to be paid to the executive pursuant to the terms of the employment agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if the executive does not elect to have such payments so reduced, he or she is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Anthony M. Jabbour

We entered into an employment agreement with Mr. Jabbour, effective as of April 1, 2018, to serve as our Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. In light of Mr. Jabbour role as Executive Chairman, we amended Mr. Jabbour’s employment agreement, effective as of May 16, 2022, to reflect his new title and compensation. Mr. Jabbour’s employment agreement provides that he will receive a minimum annual base salary of $600,000 and is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 600% of his target bonus.

Mr. Jabbour’s employment agreement provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he is eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.

Joseph M. Nackashi

In light of Mr. Nackashi’s new role of Chief Executive Officer, we entered into an amendment to Mr. Nackashi’s employment agreement to reflect his new title and compensation, effective March 16, 2022. As amended, the employment agreement provides a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Nackashi’s minimum annual base

Black Knight, Inc.	64

salary is $750,000, and Mr. Nackashi is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Nackashi’s target bonus was increased to 200% (from 100%) of his base salary, with a maximum of up to 400% (increased from 200%) of his base salary. Mr. Nackashi is entitled to the benefits we provide to our other employees generally.

Kirk T. Larsen

In light of Mr. Larsen’s new role of President and Chief Financial Officer, we entered into an amendment to Mr. Larsen’s employment agreement effective March 16, 2022. As amended, the employment agreement provides that Mr. Larsen will serve as our Chief Financial Officer for a three-year term, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Larsen’s minimum annual base salary was increased $575,000 (from $435,000) and Mr. Larsen is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Larsen’s target bonus was increased to 150% (from 100%) of his base salary, with a maximum of up to 300% of his base salary. Mr. Larsen is entitled to the benefits we provide to our other employees generally.

Michael L. Gravelle

We entered into an amended and restated employment agreement with Mr. Gravelle, effective March 1, 2015, as amended on April 30, 2016, November 1, 2019, and May 16, 2022 to serve as our Executive Vice President and General Counsel. The agreement provides for a three-year term with automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Gravelle is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Gravelle’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Gravelle is entitled to the benefits we provide to our other employees generally.

Michele M. Meyers

From March 1, 2021 until March 12, 2022, we were party to a severance agreement with Ms. Meyers. Under the terms of the agreement, Ms. Meyers’ minimum annual base salary was $260,000 and Ms. Meyers was eligible for a target annual incentive opportunity equal to 50% of her base salary, with the amount to be paid under the annual incentive opportunity to be determined in the discretion of the compensation committee or the Chief Executive Officer.

Potential Payments Upon Termination or Change of Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to Messrs. Jabbour, Nackashi, Larsen and Gravelle, their employment agreements, if their

65	Black Knight, Inc.

employment had terminated on December 31, 2022. We do not provide any information in this section regarding amounts payable to Ms. Meyers because she voluntarily terminated her employment with the Company on March 12, 2022 and did not receive any cash payments or accelerated vesting with respect to her outstanding equity awards in connection with her termination.

The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

For any termination of employment, our named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments Under Employment or Severance Agreements

As discussed above, we have entered into employment agreements with Messrs. Jabbour, Nackashi, Larsen and Gravelle. The agreements contain provisions for the payment of severance benefits following certain termination events. On May 16, 2022, the compensation committee approved amendments to Messrs. Jabbour’s, Nackashi’s, Larsen’s and Gravelle’s employment agreements in order to reflect the changes to their respective roles, to modify the terms of the “Good Reason” definition, to clarify the treatment of outstanding equity incentive awards, including Class B Units of Optimal Blue Holdco, LLC, in the event of a termination by the Company without “Cause” or by the executive for “Good Reason.” In the cases of Mr. Nackashi and Mr. Larsen, the amended employment agreements also adjusted from 200% to 250% the lump sum payment each of them would receive in the event of a termination by the Company without “Cause” or by the executive for “Good Reason”. Below is a summary of the payments and benefits that Messrs. Jabbour, Nackashi, Larsen and Gravelle would receive in connection with various employment or service termination scenarios on December 30, 2022, the last trading day of our fiscal year end. Ms. Meyers severance agreement terminated in connection with her voluntary termination of employment on March 12, 2022. She did not receive any payments under her severance agreement in connection with her voluntary termination of employment.

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Without Cause or
	by the Executive for		For Cause or Without
Termination Payment	Good Reason	Death or Disability	Good Reason
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination[1]	✓	✓	X
Lump Sum Payment equal to a percentage, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs[2]	✓	X	X
Right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums	✓	X	X
COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments[3]	✓	X	X
Vesting of all stock option, restricted stock and other equity-based incentive awards, including the Optimal Blue Class B units	✓	✓	X

1.	The prorated annual bonus is based on the following:

•	In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•	In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) for Mr. Jabbour, the fraction of the year the executive was employed, and for Messrs. Nackashi, Larsen and Gravelle, based on the amount of their respective accrued annual bonuses as contained on the internal books of the Company for the month in which the termination occurs.

2.	The percentage for the lump sum payment for each executive is as follows: Mr. Jabbour (250%), Mr. Nackashi (250%), Mr. Larsen (250%) and Mr. Gravelle (200%).
3.	Mr. Nackashi’s agreement does not include this provision with respect to a termination without Cause or by Mr. Nackashi for Good Reason.

Definition: Cause. The table below shows the reasons that the Company may terminate each named executive officer’s employment for “Cause.”

67	Black Knight, Inc.

Definition of “Cause” includes:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓
Material breach of the Company’s business policies, accounting practices or standards of ethics	✓	✓	✓	✓	✓
Material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant	✓	✓	✓	✓	✓

Definition: Good Reason. The following table shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”

Definition of “Good Reason” includes:	Jabbour	Nackashi	Larsen	Gravelle
Material diminution in executive’s duties or responsibilities	✓	✓	✓	✓
Receipt of notice of non-renewal of employment agreement prior to the two-year anniversary of the closing of the ICE Merger	✓	✓	✓	✓
Material change in the geographic location of the executive’s principal working location	✓	✓	✓	✓
Material diminution of the executive’s title, base salary or annual bonus opportunity	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓

Potential Payments under Omnibus Incentive Plan

In addition to the post termination rights and obligations set forth in the employment and award agreements, our Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control.

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Under our Omnibus Incentive Plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

Our performance-based restricted stock award agreements (and for Messrs. Nackashi and Larsen, their May 2022 time-based restricted stock award agreements) provide that the awards will vest in connection with a change in control only if the executive’s employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior the vesting of the award.

For purposes of our Omnibus Incentive Plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

In 2022, the compensation committee approved changes to the employment agreements of each of Messrs. Jabbour, Nackashi, Larsen and Gravelle to provide that all outstanding equity awards granted by the Company or our affiliates will become immediately vested upon a termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason”.

Potential Payments Under Optimal Blue 2020 Incentive Plan

In addition, Messrs. Jabbour, Nackashi and Larsen may be entitled to receive potential acceleration of vesting in connection with a sale of Optimal Blue under the Optimal Blue 2020 Incentive Plan. According to their profits interest award agreements, 100% of the Class B units granted to Messrs. Jabbour, Nackashi and Larsen will become vested upon the consummation of a sale of Optimal Blue.

A sale of Optimal Blue for purposes of the Optimal Blue 2020 Incentive Plan generally means the consummation of a transaction or in a series of related transactions with any other person on an arm’s-length basis other than an affiliate of Cannae or THL, pursuant to which such party or parties:

•	acquire (whether by merger, Unit purchase, recapitalization, reorganization, redemption, issuance of Units or otherwise) more than 50% of the voting units of Optimal Blue, or

•	acquire assets constituting all or substantially all of the assets of Optimal Blue and its subsidiaries on a consolidated basis.

69	Black Knight, Inc.

Changing the form of organization or the organizational structure of Optimal Blue or its subsidiaries, contributing securities to entities controlled by Optimal Blue and a public offering of Optimal Blue do not constitute a sale of Optimal Blue. Black Knight’s acquisition on February 15, 2022 of the minority interests in Optimal Blue previously held by Cannae and THL did not constitute a sale of Optimal Blue.

In addition, in the event of a change in control of Black Knight, profits interest holders, including Messrs. Jabbour, Nackashi and Larsen, have the right to require Optimal Blue to redeem all, but not less than all, of their Class B units (whether vested or unvested). The redemption price for the Class B units held by any profits interest holder who elects to require redemption of their units would be the fair market value of the units as determined based upon an appraisal process conducted by a nationally recognized valuation or investment banking firm.

In connection with the amendments to Messrs. Jabbour, Nackashi and Larsen’s employment agreements described above, in the event of termination by the Company for a reason other than Cause, death or disability or in the event of a termination by the executive for Good Reason, the Class B units outstanding as of the date of termination would become immediately vested and/or payable.

Potential Payments Upon Change of Control

Except with respect to Mr. Jabbour’s Discretionary Bonus, none of our named executive officers’ agreements provide for a payment or a benefit upon a change of control without termination.

Estimated Cash Payments Upon Termination of Employment

The following table includes the cash severance amounts that would have been payable to each named executive officer in the event of a termination of employment by us not for Cause or a termination by the executive for Good Reason. Our estimate of the cash severance amounts that would be provided to each individual assumes that their employment terminated on December 30, 2022, the last trading day of our fiscal year ended December 31, 2022. The severance amounts do not include a prorated 2022 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred, and excludes Mr. Jabbour’s Discretionary Bonus, which was paid on December 20, 2022, subject to the terms and conditions described above.

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Reason for Termination Payment:	Jabbour	Nackashi	Larsen	Gravelle

Termination by Company Without Cause	4,605,168	5,625,000	3,667,614	592,000

Termination by Employee for Good Reason	4,605,168	5,625,000	3,667,614	592,000

Death	—	—	—	—

Disability	—	—	—	—

Estimated Equity Payments upon Termination of Employment or Change in Control

The table below includes the estimated values of the Black Knight restricted stock awards and, in the case of Messrs. Jabbour, Nackashi and Larsen, the Optimal Blue Class B units held by our named executive officers that would vest upon a change of control, upon the termination of their employment due to death or disability, or upon a termination without Cause by the Company or by the executive for Good Reason, in each case assuming such event occurred on December 31, 2022. The amounts below were determined based upon the number of unvested restricted shares held by each executive as of December 30, 2022 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $61.75 per share, which was the closing price of our common stock on December 30, 2022 (the last trading day of our fiscal year ended December 31, 2022). For Messrs. Jabbour, Larsen and Nackashi, the amounts reflected for a termination without Cause or by the executive for Good Reason also include the value of the Optimal Blue Class B units held by each executive as of December 31, 2022 (as set forth in the Outstanding Optimal Blue Profits Interest Awards at Fiscal Year-End table above), multiplied by a redemption value of $11,038.92 per unit, as determined using the fair value method of accounting under GAAP. As discussed above, on December 20, 2022, to further mitigate the potential impact of Section 280G of the Internal Revenue Code, the compensation committee determined to accelerate the settlement and vesting of the outstanding equity awards granted to Mr. Jabbour that would otherwise have vested in the first quarter of 2023, and therefore such awards are not included in the values below.

Estimated Value of Restricted Stock Awards that Would Vest	Jabbour	Nackashi	Larsen	Gravelle
Termination Without Cause or by Executive for Good Reason	22,112,635	15,888,395	11,164,594	1,361,032

Death	22,112,635	15,888,395	11,164,594	1,361,032

Disability	22,112,635	15,888,395	11,164,594	1,361,032

Change in Control	—	—	—	—

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Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Thomas M. Hagerty (Chair) and David K. Hunt. During 2022, no member of the compensation committee was a former or current officer or employee of Black Knight or any of its subsidiaries. In addition, during 2022, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees including our named executive officers and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the structure of our executive, non-executive, sales commission and performance-based restricted stock award incentive programs and the internal controls and risk mitigation processes that are in place for each program. We also reviewed data compiled across our Software Solutions, Data and Analytics and corporate operations relative to Adjusted revenues, Adjusted EBITDA, compensation expense and incentive program expenses (including as a percentage of both Adjusted revenues and compensation expense).

We believe that several design features of our compensation programs mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by our compensation committee’s review and approval of the awards and internal and external review of our financial results. We also believe that our use of restricted stock awards and multi-year vesting schedules in our long-term incentive awards, as well as our executive stock ownership guidelines that strongly promote long-term stock ownership, encourage our executives to deliver incremental value to our shareholders and align their interests with our sustainable long-term performance, thereby mitigating risk.

2022 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2022, which we refer to as our CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

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The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2022 was 85 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described below was $8,400,799; and

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $98,734.

Annual Total Compensation of Chief Executive Officer. We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Joseph Nackashi, our Chief Executive Officer as of May 16, 2022, pursuant to the SEC’s pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. Because we had two CEOs during 2022, SEC rules allow us the option of calculating the compensation provided to each CEO during 2022 for the time each served as CEO and combine those amounts, or for the CEO serving in that position on the date we selected to identify the median employee and annualize that CEO’s compensation. Accordingly, and because Mr. Nackashi is our current CEO, we determined it was appropriate to annualize the compensation Mr. Nackashi received during his role as Chief Executive Officer. The pay ratio is calculated in a manner consistent with the SEC’s pay ratio disclosure rules.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population. We determined that, as of November 30, 2020, the date we selected to identify the median employee, our total global employee population consisted of approximately 5,700 individuals.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through November 30, 2020 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	We did not make any cost-of-living adjustments in identifying the median employee.

73	Black Knight, Inc.

•	Using this methodology, we estimated that the median employee was an employee with base salary/wages and overtime pay plus actual annual bonuses and allowances paid for the year ended December 31, 2022 of $98,734.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $98,734.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (PEO) and the other named executive officers (NEOs) and certain financial performance metrics of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the compensation committee aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Anthony M. Jabbour)($)(1)	Compensation Actually Paid to PEO (Anthony M. Jabbour) ($)(2)	Summary Compensation Table Total for PEO (Joseph M. Nackashi) ($)(1)	Compensation Actually Paid to PEO (Joseph M. Nackashi) ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Earnings (millions) ($)(7)	Adjusted EBITDA (millions) ($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

2022	50,175,251	41,105,699	8,345,320	3,939,020	2,139,628	788,187	95.77	118.60	450.0	735.3

2021	11,562,556	29,613,520	N/A	N/A	2,700,239	5,940,561	128.55	183.47	179.9	724.2

2020	16,061,435	15,548,514	N/A	N/A	4,168,623	4,473,999	137.02	145.15	245.8	609.9

(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Jabbour, our PEO, for each corresponding year in the “Total” column of the Summary Compensation Table. In May 2022, Mr. Jabbour transitioned from Chairman and CEO to Executive Chairman and Mr. Nackashi transitioned from President to CEO. The dollar amounts reported in column (d) are the amounts of total compensation reported for Mr. Nackashi, our PEO in 2022, in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.” For Mr. Jabbour, the 2022 amount includes the Discretionary Bonus of $40 million. The Discretionary Bonus is contingent upon the successful closing of the ICE Merger. Mr. Jabbour will only receive the benefit of the Discretionary Bonus if our shareholders benefit from the closing of the ICE Merger. We have entered into a letter agreement with Mr. Jabbour that provides that (i) the after-tax proceeds of the Discretionary Bonus be placed into an escrow account, and (ii) if Mr. Jabbour is terminated by the Company for cause or Mr. Jabbour resigns his employment without good reason, in each case prior to consummation of the ICE Merger, or if the Merger Agreement is terminated without the consummation of the ICE Merger, Mr. Jabbour will be required to pay liquidated damages to Black Knight equal to the value of the after-tax proceeds of the Discretionary Bonus (plus any tax refund he receives in respect of such payment).

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(2)	The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” to Mr. Jabbour and Mr. Nackashi (for fiscal year 2022), respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Jabbour and Nackashi during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Jabbour and Nackashi’s total compensation for each year to determine the compensation actually paid:

	Reported Summary
	Compensation Table	Reported		Compensation Actually
	Total for PEO (Anthony	Value of Equity	Equity Award	Paid to PEO (Anthony
Year	M. Jabbour) ($)	Awards(a) ($)	Adjustments(b) ($)	M. Jabbour) ($)
2022	50,175,251	(7,500,015)	(1,569,537)	41,105,699

2021	11,562,556	(7,500,060)	25,551,024	29,613,520

2020	16,061,435	(13,129,954)	12,617,033	15,548,514

Reported Summary
	Compensation Table	Reported		Compensation Actually
	Total for PEO (Joseph	Value of Equity	Equity Award	Paid to PEO (Joseph M.
Year	M. Nackashi) ($)	Awards(a) ($)	Adjustments(b) ($)	Nackashi) ($)
2022	8,345,320	(6,000,097)	1,593,797	3,939,020

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, as applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The equity award adjustments related to the Optimal Blue profits interests awards are based on a redemption value as determined using the fair value method of accounting under GAAP. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value
	of Outstanding	Year over Year	Fair Value as of	Year over Year
	and Unvested	Change in	Vesting Date of	Change in Fair Value	Total Equity
	Equity Awards	Fair Value of	Equity Awards	of Equity Awards	Award
	Granted in Year for	Outstanding and	Granted and	Granted in Prior	Adjustments for
	PEO (Anthony M.	Unvested Equity	Vested in the	Years that Vested in	PEO (Anthony
Year	Jabbour) ($)	Awards ($)	Year ($)	the Year ($)	M. Jabbour) ($)

2022	5,399,605	(5,232,137)	2,548,993	(4,285,998)	(1,569,537)

2021	8,180,000	18,532,587	–	(1,161,563)	25,551,024

2020	8,906,564	3,550,949	–	159,520	12,617,033

Year End Fair Value
	of Outstanding and	Year over Year	Year over Year Change
	Unvested Equity	Change in Fair Value	in Fair Value of Equity
	Awards Granted in Year	of Outstanding and	Awards Granted in	Total Equity Award
	for PEO (Joseph M.	Unvested Equity	Prior Years that Vested	Adjustments for PEO
Year	Nackashi) ($)	Awards ($)	in the Year ($)	(Joseph M. Nackashi) ($)

2022	5,988,021	(3,154,544)	(1,239,680)	1,593,797

75	Black Knight, Inc.

(3)	The dollar amounts reported in column (f) represent the average of the amounts reported for our NEOs other than our PEO as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows:

Year	Non-PEO NEOs

2022	Messrs. Larsen and Gravelle and Ms. Meyers

2021	Messrs. Nackashi, Larsen and Gravelle and Mses. Meyers and Leonard

2020	Messrs. Nackashi, Larsen and Gravelle and Ms. Leonard

(4)	The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to all NEOs other than our PEO as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to all NEOs other than our PEO as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for all NEOs other than our PEO as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

	Average Reported			Average
	Summary Compensation	Average Reported		Compensation
	Table Total for Non-PEO	Value of Equity	Average Equity Award	Actually Paid to
Year	NEOs ($)	Awards ($)	Adjustments ($)(a)	Non-PEO NEOs ($)

2022	2,139,628	(1,541,700)	190,259	788,187

2021	2,700,239	(1,670,039)	4,910,361	5,940,561

2020	4,168,623	(3,107,273)	3,412,649	4,473,999

(a)	The amounts deducted or added in calculating the total average equity award adjustments for all NEOs other than our PEO are as follows:

	Average Year End			Average Fair
	Fair Value of		Year over Year	Value at the End
	Outstanding and	Year over Year	Average Change	of the Prior Year
	Unvested	Average Change	in Fair Value of	of Equity Awards
	Equity Awards	in Fair Value of	Equity Awards	that Failed to
	Granted in Year	Outstanding and	Granted in Prior	Meet Vesting	Total Average
	for Non-PEO	Unvested Equity	Years that Vested	Conditions in the	Equity Award
Year	NEOs ($)	Awards ($)	in the Year ($)	Year ($)	Adjustments ($)

2022	1,607,559	(826,764)	(447,578)	(142,958)	190,259

2021	1,657,833	3,555,746	(123,408)	(179,810)	4,910,361

2020	2,348,944	959,443	104,262	–	3,412,649

(5)	Represents the value of a fixed $100 invested on 12/31/2019 in the Company’s stock.

(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P North American Technology Sector Index.

(7)	The dollar amounts reported represent the reported amount of Net earnings directly from the Company’s audited financial statements for the year presented.

(8)	Adjusted EBITDA is calculated as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense; (v) Other expense (income), net; (vi) Equity in (earnings) losses of unconsolidated affiliates, net of tax; (vii) Gain related to investment in unconsolidated affiliates, net of tax; (viii) Net losses attributable to redeemable noncontrolling interests; (ix) deferred revenue purchase accounting adjustment; (x) equity-based compensation, including certain related payroll taxes; (xi) acquisition related costs, including costs pursuant to purchase agreements; (xii) costs related to the ICE Transaction; and (xiii) costs associated with expense reduction initiatives.

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Tabular List of Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted revenues

•	Adjusted EBITDA

•	Adjusted EPS

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The Company utilizes three financial performance measures to align executive compensation with Company performance, one of which, Adjusted EBITDA, is presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following information concerning the relationships between information presented in the Pay versus Performance table.

COMPENSATION ACTUALLY PAID AND CUMULATIVE TSR

77	Black Knight, Inc.

Compensation Actually Paid and Net Earnings

While the Company does not use Net Earnings as a performance measure in the overall executive compensation program, the measure of Net Earnings is correlated with Adjusted EBITDA, which the Company uses when setting goals in the Company’s annual incentive plan and the performance-based restricted stock awards that are granted to the NEOs.

COMPENSATION ACTUALLY PAID VERSUS NET EARNINGS

Compensation Actually Paid and Adjusted EBITDA

As described above, Adjusted EBITDA is Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense; (v) Other expense (income), net; (vi) Equity in (earnings) losses of unconsolidated affiliates, net of tax; (vii) Gain related to investment in unconsolidated affiliates, net of tax; (viii) Net losses attributable to redeemable noncontrolling interests; (ix) deferred revenue purchase accounting adjustment; (x) equity-based compensation, including certain related payroll taxes; (xi) acquisition-related costs, including costs pursuant to purchase agreements; (xii) costs related to the ICE Transaction; and (xiii) costs associated with expense reduction initiatives.

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COMPENSATION ACTUALLY PAID VERSUS ADJUSTED EBITDA

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was $95.77, while the cumulative TSR of the peer group presented for this purpose, the S&P North American Technology Sector Index, was $118.60 over the three years presented in the table. While the Company’s cumulative TSR underperformed the S&P North American Technology Sector Index during the three years presented in the table, our financial results for 2022 demonstrated our high recurring revenue business model and resilience in a challenging market environment. While the operating environment has created some near-term headwinds to our financial performance, we remain positive about our long-term growth opportunities and are committed to creating value for all of our stakeholders. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

CUMULATIVE TSR VERSUS PEER GROUP

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Director Compensation

As an executive of the Company, Mr. Jabbour receives no additional compensation for services as a director. In 2022, all non-executive directors received an annual retainer of $75,000, payable quarterly. The chair and each member of the Audit Committee received an additional annual retainer (payable in quarterly installments) of $40,000 and $30,000, respectively, for their service on the Audit Committee. The chairs and each member of the Compensation, Corporate Governance and Nominating, and Risk Committees received an additional annual retainer (payable in quarterly installments) of $21,000 and $16,000, respectively, for their service on such committees. In addition, Mr. Hagerty received an annual retainer of $30,000 (payable in quarterly installments) for his service as our Independent Lead Director.

Each non-executive director also received an equity-based award with a grant date fair value of $225,000, which the Compensation Committee determined to increase from $150,000. In 2022, we offered our non-employee directors the opportunity to elect to receive their annual director equity award in the form of restricted shares or restricted stock units (RSUs). In the case of the RSUs, the award will not settle until the director’s separation of service from the board. All restricted shares and RSUs granted to our directors in 2022 were granted under our Omnibus Incentive Plan, vest in their entirety on the first anniversary of the grant date and are not subject to any performance restriction.

We also reimburse each of our directors for all reasonable out of pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs, they attend relating to their service on our board of directors. Each non-employee director is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees. Mr. Rao deferred the fees he earned in 2022 for his service on the board and the committees on which he serves.

2022 Director Compensation

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2022:

			All Other
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Compensation ($)	Total ($)
Catherine L. Burke	91,000	225,003	—	316,003

Thomas M. Hagerty	142,000	225,003	—	367,003

David K. Hunt	128,000	225,003	—	353,003

Joseph M. Otting	115,000	225,003	—	340,003

Ganesh B. Rao	91,000	225,003	—	316,003

John D. Rood	126,000	225,003	—	351,003

Nancy L. Shanik	105,000	225,003	—	330,003

1.	Amounts include the cash portion of annual board and committee retainers earned for services as a director in 2022. Amounts shown are not reduced to reflect directors’ elections, if any, to defer receipt of retainers into our deferred compensation plan.

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2.	Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2022, computed in accordance with FASB ASC Topic 718. For Ms. Burke, Mr. Hagerty, Mr. Otting and Ms. Shanik, these awards consisted of 3,383 restricted stock units granted in June 2022. For Mr. Hunt, Mr. Rao and Mr. Rood, these awards consisted of 3,383 restricted shares of common stock. All of the restricted stock unit and restricted stock awards granted to our directors in 2022 vest on the first anniversary of the grant date subject to continued service on our board. Assumptions used in the calculation of these amounts are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2023. The grant date fair values of the awards granted in 2022 are based on a per share grant date fair value of $66.51, which is equal to the closing price of our common stock on June 10, 2022. As of December 31, 2022, awards outstanding for each director were as follows: Ms. Burke 3,383 restricted stock units; Mr. Hagerty 3,383 restricted stock units; Mr. Hunt 3,383 restricted shares; Mr. Otting 3,383 restricted stock units; Mr. Rao 3,383 restricted shares; Mr. Rood 3,383 restricted shares; and Ms. Shanik 3,383 restricted stock units.

Pursuant to the Merger Agreement, upon closing of the ICE Merger, each outstanding restricted stock award held by a non-employee director will vest in full and be cancelled and converted into the right to receive the merger consideration, and each restricted stock unit award held by a non-employee director will vest in full and be deemed settled for a number of shares of Black Knight common stock equal to the number of shares underlying the restricted stock unit award, which will be cancelled and converted into the right to receive the merger consideration.

81	Black Knight, Inc.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE
COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail in our “Compensation Discussion and Analysis,” our Company takes a proactive approach to compensation governance. The compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation.

We are committed to hearing and responding to the views of our shareholders. In 2022, our officers met with investors on various occasions, both in group and one-on-one settings. The investors with whom we met in 2022 represented six of our top 15 shareholders, who collectively owned more than 27% of our shares as of December 31, 2022. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, ESG, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

In connection with the first special meeting of our shareholders to approve the ICE Merger that was held in September 2022, we received a question from one investor relating to Mr. Jabbour’s Discretionary Bonus. Mr. Jabbour’s employment agreement, which was entered into at the time that Black Knight recruited Mr. Jabbour away from significant personal and financial growth opportunities at FIS, provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he is eligible to receive a discretionary bonus in an amount determined by the compensation committee. In connection with the ICE Merger and pursuant to Mr. Jabbour’s employment agreement, the compensation committee determined to pay Mr. Jabbour the Discretionary Bonus in the amount of $40 million.

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In determining the amount of the Discretionary Bonus, the committee considered Mr. Jabbour’s significant contributions to the Company and the critical role he plays in our organization with respect to the Company’s strategic vision. In particular: Mr. Jabbour played a significant role in negotiating the ICE Merger and ensuring that our shareholders would receive a significant premium for their Black Knight common stock upon closing of the transaction. The value of the ICE Merger represents a 35% premium to Black Knight’s closing price on May 19, 2023 and a 27% premium to Black Knight’s closing price prior the leak of the transaction through a Bloomberg article.

Our compensation committee also took great care to ensure that the Discretionary Bonus is contingent upon the closing of the ICE Merger and Mr. Jabbour will only receive the benefit of the Discretionary Bonus if our shareholders benefit from the closing of the ICE Merger. While the Discretionary Bonus was paid to Mr. Jabbour in December 2022 in connection with certain tax-planning actions to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code on Mr. Jabbour and Black Knight, the Company and Mr. Jabbour have entered into a letter agreement that provides that (i) the after-tax proceeds of the Discretionary Bonus be placed into an escrow account, and (ii) if Mr. Jabbour is terminated by the Company for cause or Mr. Jabbour resigns his employment without good reason, in each case prior to consummation of the ICE Merger, or if the Merger Agreement is terminated without the consummation of the ICE Merger, Mr. Jabbour will be required to pay liquidated damages to Black Knight equal to the value of the after-tax proceeds of the Discretionary Bonus (plus any tax refund he receives in respect of such payment).

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to discourage our executives from taking unnecessary risks. We ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The

83	Black Knight, Inc.

final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC’s rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Black Knight, Inc.	84

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2023 fiscal year. KPMG LLP has continuously acted as the independent registered public accounting firm for the Company and our predecessors commencing with the fiscal year ended December 31, 2007.

For services rendered to us during or in connection with our years ended December 31, 2022 and 2021, we were billed the following fees by KPMG LLP:

	2022	2021
	(In thousands)

Audit Fees	$2,271	$2,076

Audit Related Fees	$1,107	$864

Tax Fees	$1,070	$532

All Other Fees	$47	$50

Audit Fees. Audit fees consisted of fees and billings for out-of-pocket expenses incurred for the audits, registration statements and other filings related to the Company’s 2022 and 2021 consolidated financial statements, and audits of certain businesses or subsidiaries, including audits required for regulatory reporting and contractual purposes.

Audit Related Fees. Audit related fees consisted of fees for Service Organization Control (SOC) Attestations, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees primarily consisted of tax compliance and consulting services.

All Other Services. All other fees consisted of SOC diagnostic services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee.

85	Black Knight, Inc.

Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class. Percentages in the table reflect the percent of common shares held by each shareholder.

Name	Shares Beneficially Owned[1]	Percent of Total Class[2]
The Vanguard Group	14,119,015	9.0%
100 Vanguard Blvd., Malvern, PA 19355

T. Rowe Price Associates, Inc.	13,813,507	8.8%
100 E. Pratt Street, Baltimore, MD 21202

Massachusetts Financial Services Co.	12,322,028	7.9%
111 Huntington Avenue, 24th Floor, Boston, MA 02199

BlackRock, Inc.	11,534,993	7.4%
55 East 52nd Street, New York, NY 10055

1.	Amounts are based on information publicly filed with the SEC as of December 31, 2022.
2.	Applicable percentages based on 156,761,471 shares of our common stock outstanding as of May 19, 2023.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	All of our executive officers and directors as a group.

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Percentages in the following table reflect the percent of our common shares outstanding as of May 19, 2023. The mailing address of each director and executive officer shown in the table below is c/o Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares	Percent of Shares[1]
Catherine L. Burke	6,760	*

Michael L. Gravelle	112,377	*

Thomas M. Hagerty[2]	53,560	*
David K. Hunt	65,045	*

Anthony M. Jabbour[3]	785,847	*
Kirk T. Larsen[4]	532,022	*
Joseph M. Nackashi	414,844	*

Joseph M. Otting[5]	16,734	*
Ganesh B. Rao	16,862	*

John D. Rood	81,487	*

Nancy L. Shanik	8,024	*

Michele M. Meyers[6]	18,980	*
All directors and officers (11 persons)[7]	2,093,562	1.3%

*	Represents less than 1% of our common stock.
1.	Applicable percentages based on 156,761,471 shares of our common stock outstanding as of May 19, 2023.
2.	Includes 14,476 shares of our common stock held by trust.
3.	Includes 41,300 shares of our common stock held by Anthony M. Jabbour Living Trust and 413,410 shares of our common stock held by the Anthony M. Jabbour 2022 Grantor Retained Annuity Trust.
4.	Includes 148,895 shares of our common stock held by the Kirk Larsen Revocable Trust.
5.	Includes 5,605 shares of our common stock held by the Otting Family Trust.
6.	Reflects Ms. Meyers, ownership as of March 12, 2022, the date she departed the Company.
7.	Excludes Ms. Meyers, who departed the Company on March 12, 2022.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022 about our common stock which may be issued under our equity compensation plans:

	Number of Securities		Number of Securities Remaining
	to be Issued Upon	Weighted Average	Available for Future Issuance
	Exercise of Outstanding	Exercise Price of	Under Equity Compensation
	Options, Warrants and	Outstanding Options,	Plans (Excluding Securities
Plan Category	Rights (a)	Warrants and Rights (b)	Reflected in Column (a)(c)1

Equity compensation plans	—	—	6,126,892
approved by security holders

Equity compensation plans not	—	—	—
approved by security holders

Total	—	—	6,126,892

1.	In addition to being available for future issuance upon exercise of options and stock appreciation rights, under the Omnibus Incentive Plan, shares of our common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other equity-based awards.

87	Black Knight, Inc.

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Investment in Dun & Bradstreet Holdings, Inc. and Related Agreements

As of December 31, 2022, we held an ownership interest of approximately 4% in DNB and our Executive Chairman Anthony M. Jabbour also serves as CEO and a director of DNB. In addition, two of our other directors, Mr. Hagerty and Mr. Rao, also serve on the board of directors of DNB. We received quarterly cash dividends totaling $1.8 million from DNB in the year ended December 31, 2022. As of December 30, 2022, DNB’s closing share price was $12.26 and the fair value of our investment in DNB was $226.5 million before tax.

On February 15, 2022 we entered into an agreement with THL and Cannae pursuant to which we exchanged 36,376,360 shares of DNB common stock as partial consideration for THL’s and Cannae’s minority interests in our subsidiary Optimal Blue. For additional information on this transaction, see “Purchase of Minority Interests in Optimal Blue” below. As a result of this transaction, our ownership of DNB common stock was reduced to 18,473,610 shares or approximately 4%.

In June 2021, we entered into a five-year agreement with DNB to provide certain products and data over the term of the agreement, as well as professional services, for an aggregate fee of approximately $34 million over the term of the agreement. For the year ended December 31, 2022, we recognized revenues of $7.4 million. As of December 31, 2022, related party deferred revenues related to this agreement were $6.2 million.

In June 2021, we also entered into an agreement with DNB for access to certain of their data assets for an aggregate fee of approximately $24 million over the term of the agreement. In addition, we will jointly market certain solutions and data. Related party prepaid fees related to this agreement were $2.3 million as of December 31, 2022. For the year ended December 31, 2022, we recognized expenses of $4.7 million related to this agreement.

For the year ended December 31, 2022, we made payments of $0.1 million for other DNB solutions.

DNB Letter Agreement

In connection with DNB’s initial public offering (the DNB IPO) in July 2020, we entered into a letter agreement with the other members of the investment consortium, including Bilcar, LLC, Cannae and THL. Pursuant to the letter agreement, we have agreed for a period of three years to vote all of our shares as a group in all matters related to the election of directors, including to elect five individuals to the DNB board of directors, including Messrs. Hagerty and Rao, as well as DNB directors William P. Foley, II, Chinh Chu and Richard Massey. The letter agreement expires June 30, 2023.

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Registration Rights Agreement

In connection with the DNB IPO, we entered into a registration rights agreement with DNB and the other members of the investment consortium, including Bilcar, LLC, Cannae and THL. Pursuant to the registration rights agreement, we have the right to demand that DNB register the DNB shares of common stock that we own. The registration rights agreement also provides piggyback registration rights, subject to certain exceptions.

Purchase of Minority Interests in Optimal Blue

On February 15, 2022, we entered into a Purchase Agreement and completed the acquisition of all of the issued and outstanding equity interests of our Optimal Blue subsidiary owned by Cannae and certain investment entities affiliated with THL (the Optimal Blue Transaction), in exchange for aggregate consideration of (y) $433,500,000 in cash, funded with borrowings under our revolving credit facility and (z) 36,376,360 shares of DNB common stock owned by Black Knight. The aggregate consideration and number of shares of DNB common stock paid to Cannae and THL in connection with the transaction was based on the 20-day VWAP trading price of DNB for the period ending on February 14, 2022. Following the consummation of the Transaction, Black Knight indirectly owns 100% of the issued and outstanding Class A Units of Optimal Blue Holdco. Pursuant to authority delegated by the board of directors, the Optimal Blue Transaction was considered and approved by a Special Committee of independent directors composed of Joseph M. Otting, David K. Hunt and Nancy L. Shanik.

Other Related Party Transactions

Noah Witte, the son-in-law of Mr. Nackashi, is employed by a subsidiary of Black Knight as a manager in our Servicing Technologies division. In 2022, Mr. Witte’s gross earnings were $133,193, which is consistent with other employees holding similar titles at the Company. He also received health and other benefits customarily provided to similarly situated employees.

Audit Committee Approval

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

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•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any client, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, President and Chief Financial Officer (who also serves as our principal accounting officer) and Corporate Controller, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our President and Chief Financial Officer and Corporate Controller, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our President and Chief Financial Officer or our Corporate Controller, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above,

Black Knight, Inc.	90

our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction.

If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

SHAREHOLDER PROPOSALS

AND NOMINATIONS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2024 must be received by the Company no later than January 27, 2024. Any other proposal or director nomination that a shareholder wishes to bring before the 2024 Annual Meeting of Shareholders without inclusion of such matter in the Company’s proxy materials must also be received by the Company no later than January 27, 2024. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires, among other things, certain information to be provided in connection with the submission of shareholder proposals. In addition, our proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding shares of capital stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two directors or 20% of the board, provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. Notice of proxy access director nominees must also be received by the Company no later than January 27, 2024. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2024 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than May 13, 2024 and must comply with the additional requirements of Rule 14a-19(b). Black Knight will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

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OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Joseph M. Nackashi

Chief Executive Officer

Dated: May 26, 2023

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APPENDIX A

NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures, including Adjusted revenues, Adjusted EBITDA, Adjusted net earnings and Adjusted EPS. These are important financial measures for us but are not financial measures as defined by generally accepted accounting principles (GAAP). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.

These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, operating income, operating margin, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Adjusted revenues - We define Adjusted revenues as Revenues adjusted to include the revenues that we did not record during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. We also exclude the effect of in-year acquisitions and divestitures and the market and/or legislative effect on origination and foreclosure volumes.

Adjusted EBITDA – We define Adjusted EBITDA as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other expense (income), net;

•	Equity in (earnings) losses of unconsolidated affiliates, net of tax;

•	Gain related to investments in unconsolidated affiliates, net of tax;

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•	Net losses attributable to redeemable noncontrolling interests;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs related to the ICE Transaction; and

•	costs associated with expense reduction initiatives.

These adjustments are reflected in Corporate and Other.

Adjusted net earnings – We define Adjusted net earnings as Net earnings attributable to Black Knight with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in (earnings) losses of unconsolidated affiliates, net of tax;

•	gain related to investments in unconsolidated affiliates, net of tax;

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs related to the ICE Transaction;

•	costs associated with expense reduction initiatives;

•	costs and settlement losses (gains) associated with significant legal matters;

•	adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments and a discrete income tax benefit related to the establishment of a deferred tax asset as a result of our reorganization of certain wholly-owned subsidiaries; and

•	adjustment for redeemable noncontrolling interests primarily related to the effect of the non-GAAP adjustments.

Adjusted EPS – Adjusted EPS is calculated by dividing Adjusted net earnings by the diluted weighted average shares of common stock outstanding.

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BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)

(Unaudited)

Reconciliation of Net Earnings to Adjusted EBITDA

	Year ended December 31,
	2022	2021	2020
Net earnings attributable to Black Knight	$452.5	$207.9	$264.1
Depreciation and amortization	369.6	365.0	270.7
Interest expense, net	100.6	83.6	62.9
Income tax expense	22.4	35.7	41.6
Other expense (income), net	11.9	6.4	(16.4)
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(1.3)	7.3	26.1
Gain related to investment in unconsolidated affiliates, net of tax	(305.4)	(9.9)	(93.2)
Net losses attributable to redeemable noncontrolling interests	(2.5)	(28.0)	(18.3)
EBITDA	647.8	668.0	537.5
Deferred revenue purchase accounting adjustment	—	—	0.4
Equity-based compensation	55.7	42.9	40.6
Debt and/or equity offering expenses	—	—	0.1
Acquisition-related costs	7.3	8.0	26.1
ICE Transaction-related costs	22.3	—	—
Expense reduction initiatives	2.2	5.3	5.2
Adjusted EBITDA	$735.3	$724.2	$609.9

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BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (Continued)

(In millions, except per share data)

(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings

	Year ended December 31,
	2022	2021
Net earnings attributable to Black Knight	$452.5	$207.9
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(1.3)	7.3
Gain related to investment in unconsolidated affiliates, net of tax	(305.4)	(9.9)
Depreciation and amortization purchase accounting adjustment	207.5	219.0
Equity-based compensation	55.7	42.9
Debt and/or equity offering expenses	—	2.3
Acquisition-related costs	7.3	8.0
ICE Transaction-related costs	22.3	—
Expense reduction initiatives	2.0	5.3
Legal matters	12.4	4.2
Income tax expense adjustment	(82.3)	(67.4)
Redeemable noncontrolling interests adjustment	(5.8)	(48.1)
Adjusted net earnings	$364.9	$371.5

Adjusted EPS	$2.35	$2.38
Weighted average shares outstanding, diluted	155.6	155.8

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V18702-P94580 ! ! ! For All Withhold All For All Except For Against Abstain BLACK KNIGHT, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. BLACK KNIGHT, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 01) Anthony M. Jabbour 02) Catherine L. (Katie) Burke 03) David K. Hunt 04) Joseph M. Otting 05) Ganesh B. Rao 06) John D. Rood 07) Nancy L. Shanik Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. 1. Election of seven directors to serve until the 2024 annual meeting of shareholders: The Board of Directors recommends you vote FOR ALL for proposal 1. The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 11, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BKI2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 11, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V18703-P94580 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Black Knight, Inc. Meeting Information 2023 Annual Meeting of Shareholders July 12, 2023 11:00 a.m. Eastern Time www.virtualshareholdermeeting.com/BKI2023 BLACK KNIGHT, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BLACK KNIGHT, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 12, 2023 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Black Knight, Inc. (Black Knight), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Black Knight common stock held of record by the undersigned as of May 19, 2023, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/BKI2023. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Black Knight, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side